Exhibit 10.1

FACILITY AGREEMENT

FACILITY AGREEMENT (this “Agreement”), dated as of October 2, 2015, between AAC HOLDINGS, INC., a Nevada corporation (“Borrower”) and the lenders set forth on the signature page of this Agreement (together with their successors and assigns, the “Lenders” and, together with the Borrower, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Borrower wishes to borrow from the Lenders up to One Hundred Million Dollars ($100,000,000) for the purposes described in Section 2.1;

WHEREAS, each Material Domestic Subsidiary (defined below) of Borrower shall guaranty the Obligations (defined below); and

WHEREAS, the Lenders desire to make loans to the Borrower for the purposes set forth in Section 2.1.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 General Definitions. Wherever used in this Agreement, the Exhibits or the Schedules attached hereto, unless the context otherwise requires, the following terms have the following meanings:

“Acquisition Loans” shall have the meaning provided therefor in Section 2.4.

“Acquisition Notes” means the Senior Subordinated Notes issued to the Lenders evidencing the Acquisition Loans in the form attached hereto as Exhibit A-2.

“Affiliate” shall have the meaning provided therefor in the Conversion Notes and Incremental Conversion Notes.

“Agreement Date” means the date of this Agreement.

“Applicable Laws” means all statutes, rules and regulations of Governmental Authorities in the United States or elsewhere applicable to the Borrower and its Subsidiaries.

“Authorizations” has the meaning set forth in Section 3.1(r).

“Business Day” means a day on which banks are required to be open for business in The City of New York.

“Change of Control” shall have the meaning assigned to such term in the Credit Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” shall mean the common stock, $0.001 par value, of Borrower.

“Common Stock Equivalents” means any securities of Borrower which would entitle the holder thereof to acquire at any time shares of Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated EBITDA” shall have the meaning provided therefor in the Credit Agreement.

“Conversion Failure” shall have the meaning provided therefor in the Conversion Notes.

“Conversion Notes” means the Convertible Notes issued to the Lenders evidencing the Initial Loans in the form attached hereto as Exhibit A-1.

“Conversion Shares” shall have the meaning provided therefor in the Conversion Notes and Incremental Conversion Notes.

“Credit Agreement” means the Credit Agreement dated as of March 9, 2015, among Borrower, the lenders party thereto, Bank of America, N.A., as administrative agent and the other Persons party thereto, as may be amended, restated, supplemented, modified, renewed, replaced or refinanced from time to time; provided, however, that this Agreement shall not give effect to any such amendment, restatement, supplement, modification, renewal, replacement or refinancing that has not been approved in writing by the Required Lenders.

“Credit Parties” shall mean the collective reference to the Borrower and Guarantors.

“Default” means any event which, at the giving of notice, lapse of time or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Disbursement Condition” means Borrower shall have authorized and reserved for issuance a number of shares of Common Stock sufficient to cover all shares issuable on conversion of the Conversion Notes and Incremental Conversion Notes (computed without regard to any limitations on the number of shares that may be issued on exercise).

“Dollars” and the “$” sign mean the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” has the meaning given to it in Section 5.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Excluded Taxes” means with respect to any Lender, (a) income Taxes imposed on (or measured by) such Lender’s net income, franchise Taxes and branch profit Taxes, in each case imposed by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender is organized or incorporated or in which the applicable lending office of such Lender is located, (b) Other Connection Taxes, (c) any United States federal withholding Tax imposed on amounts payable to such Lender under the laws in effect at the time such Lender becomes a party to this Agreement, except to the extent such Lender acquired its interest in a Note from a transferor that was entitled, immediately before such transfer, to receive Additional Amounts with respect to such withholding Tax pursuant to Section 2.7(a), (d) any Taxes that are directly attributable to such Lender’s failure to comply with Section 2.7(e) other than as a result of a change in Applicable Laws or (e) any United States federal withholding Taxes imposed under FATCA due to such Lender’s non-compliance with Section 2.7(f).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreements with respect thereto, any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Final Payment” means such amount as may be necessary to repay the outstanding principal amount of the Notes and any other Obligations owing by the Borrower to the Lenders pursuant to the Loan Documents.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Domestic Subsidiary substantially all of the assets of which consist of, directly or indirectly, Equity Interests in Foreign Subsidiaries.

“GAAP” means generally accepted accounting principles consistently applied as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession).

“Governmental Authority” means any government, quasi-governmental agency, governmental department, ministry, cabinet, commission, board, bureau, agency, court, tribunal, regulatory authority, instrumentality, judicial, legislative, fiscal, or administrative or public body or entity, whether domestic or foreign, federal, state or local, having jurisdiction over the matter or matters and Person or Persons in question.

“Guarantor” means each Material Domestic Subsidiary of Borrower and each other Person that executes a Guaranty.

“Guaranty” means the Guaranty of the Obligations in the form of Exhibit B attached hereto.

“Incremental Conversion Notes” has the meaning provided therefor in Section 2.3.

“Incremental Loans” has the meaning provided therefor in Section 2.3.

“Indebtedness” shall have the meaning assigned to such term in the Credit Agreement, and all initial capitalized terms used in such definition which are defined in the Credit Agreement shall have the meanings assigned to such terms in the Credit Agreement.

“Indemnified Person” has the meaning given to it in Section 6.11.

“Indemnified Taxes” means all Taxes including Other Taxes, other than Excluded Taxes.

“Indemnity” has the meaning given to it in Section 6.11.

“Ineligible Transferee” means those Persons identified to Lenders in writing prior to the Agreement Date, as updated in writing from Borrower to Lenders from time to time with the consent of Required Lenders (such consent not to be unreasonably withheld).

“Initial Funding Date” shall have the meaning set forth in Section 2.2.

“Initial Loans” means the Loans made available by the Lenders to the Borrower pursuant to Section 2.2 in the aggregate principal amount of Twenty Five Million Dollars ($25,000,000) or, as the context may require, the principal amount thereof from time to time outstanding.

“Interest Rate” means 2.5% per annum with respect to the Initial Loans and Incremental Loans and 12.0% per annum with respect to the Acquisition Loans.

“IP” and “Intellectual Property” have the meaning given to it in Section 3.1(n).

“IRS” means the United States Internal Revenue Service.

“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention, or other encumbrance on or with respect to property or interest in property having the practical effect of constituting a security interest, in each case with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind.

“Loans” means the Initial Loans, the Acquisition Loans and the Incremental Loans.

“Loan Documents” means this Agreement, the Notes, the Guaranty, the Registration Rights Agreement, and any other document or instrument delivered in connection with any of the foregoing and dated the Agreement Date or subsequent thereto, whether or not specifically mentioned herein or therein.

“Loss” has the meaning given to it in Section 6.11.

“Material Adverse Effect and “Material Adverse Change” means a material adverse effect on or a material adverse change in (a) the business, operations, condition (financial or otherwise), or assets of the Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of any provision of any Loan Document, (c) the ability of the Credit Parties to timely perform the Obligations or (d) the rights and remedies of the Lenders under any Loan Document; provided, however, any adverse effect that results directly or indirectly from general economic, business, financial or market conditions shall not be deemed to be a Material Adverse Effect.

“Material Contract” means any contract of any Credit Party that has been filed or was required to have been filed as an exhibit to the SEC Reports pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

“Material Domestic Subsidiary” means any Domestic Subsidiary of the Borrower that, together with its Subsidiaries, (a) generates more than 5% of Consolidated EBITDA on a Pro Forma Basis for the four (4) fiscal quarter period most recently ended or (b) has total assets (including equity interests in other Subsidiaries and excluding investments that are eliminated in consolidation) of equal to or greater than 5% of the total assets of the Borrower and its Subsidiaries, on a Consolidated basis as of the end of the most recent for (4) fiscal quarters; provided, however, that if at any time there are Domestic Subsidiaries which are not classified as “Material Domestic Subsidiaries” but which collectively (i) generate more than 10% of Consolidated EBITDA on a Pro Forma Basis or (ii) have total assets (including equity interests in other Subsidiaries and excluding investments that are eliminated in consolidation) of equal to or greater than 10% of the total assets of the Borrower and its Subsidiaries on a Consolidated basis, then the Borrower shall promptly designate one or more of such Domestic Subsidiaries as Material Domestic Subsidiaries and cause any such Domestic Subsidiaries to comply with the provisions of Section5.1(vii) such that, after such Domestic Subsidiaries become Guarantors hereunder, the Domestic Subsidiaries that are not Guarantors shall (A) generate less than 10% of Consolidated EBITDA and (B) have total assets of less than 10% of the total assets of the Borrower and its Subsidiaries on a Consolidated basis.

“Notes” means the Conversion Notes, the Incremental Conversion Notes and the Acquisition Notes.

“Obligations” means all obligations and liabilities (monetary or otherwise) of Borrower and the Guarantors arising under or in connection with this Agreement and the other Loan Documents.

“Organizational Documents” means the Certificate of Incorporation, Bylaws, memorandum and articles of association or similar documents of Borrower or any of its Subsidiaries, as the context may require, each as amended, restated, supplemented or otherwise modified from time to time.

“Other Connection Taxes” means with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (except a connection arising from such Lender having executed, delivered, become a party to, performed its obligations or received a payment under or engaged in any other transaction pursuant to the Loan Documents or assigned any interest in any Loan Document).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, duties, other charges or similar levies, and all liabilities with respect thereto, together with any interest, additions to tax or penalties applicable thereto (including by reason of any delay in payment) arising from any payment made hereunder or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Loan Document or the delivery to a Lender of the Conversion Shares, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made in connection with the exercise of remedies following an Event of Default).

“Permitted Acquisition” means any transaction or series of related transactions by which Borrower or any of its Subsidiaries acquires all or substantially all of the assets of a Person or going business, division, or line of business or product or acquires equity interests of any Person having at least a majority of combined voting power of the then outstanding equity interests of such Person; provided, solely to the extent that such transaction or series of related transactions is being funded in whole or in part with the proceeds of an Acquisition Loan:

(i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Authorizations;

(iii) Borrower shall have taken, or caused to be taken, each of the actions set forth in Section 5.1(vii) within the timeframe(s) set forth in such Section;

(iv) Subject to the last paragraph of Section 5.1, Borrower shall have delivered to Lenders at least three (3) Business Days prior to such proposed acquisition (or such later date as the Lenders may agree in their sole discretion), (i) a description of the material terms of such transaction or series of transactions, (ii) either, at Borrower’s option, (A) audited financial statements (or, if unavailable, management-prepared financial statements) of the target for its most recent fiscal year and for any fiscal quarters ended within the fiscal year to date, which financial statements shall have been audited by an independent public account reasonably satisfactory to the Lenders (or, with respect to management prepared financial statements, in form and detail reasonably acceptable to the Lenders and certified by the chief financial officer of the target) or (B) a quality of earnings report or other due diligence report on the target from a third party reasonably acceptable to the Lenders, which report shall be in form and substance reasonably satisfactory to the Lenders, (iii) Consolidated projected income statements of the Borrower and its Subsidiaries (giving effect to such transaction or series of transactions) and (iv) such other information and documents that any Lender may reasonably request;

(v) any Person or assets or division acquired in accordance herewith shall be in a business or line of business (or assets used in a type of business) not substantially different from those lines of business conducted by the Borrower and/or its Subsidiaries as of the Initial Funding Date or any business or line of business complementary, related or incidental thereto;

(vi) the acquisition shall have been approved by the board of directors or other governing body of the Person acquired or the Person from whom such assets or division is acquired;

(vii) the acquisition is a “Permitted Acquisition”, as such term is defined in the Credit Agreement; and

(viii) the Consolidated EBITDA of Borrower determined on a pro forma basis for the twelve month period commencing on the date of such acquisition is greater than the Consolidated EBITDA of Borrower determined on a pro forma basis for such period without giving such pro forma effect to such acquisition, such calculation to be certified as true and correct to Lenders in writing by Borrower.

“Permitted Indebtedness” means:

(i) the Obligations;

(ii) Indebtedness of any Loan Party (as defined in the Credit Agreement) to the lenders under the Credit Agreement; and

(iii) other Indebtedness, so long as the aggregate principal amount of such Indebtedness, together with the principal amount of all Indebtedness permitted by clause (ii) of this definition, does not cause Borrower’s Consolidated Total Leverage Ratio (as defined in the Credit Agreement) to exceed 4.75 for the most recent Test Period.

“Permitted Liens” has the meaning provided therefor in Section 7.01 of the Credit Agreement.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Principal Trading Markets” means the Trading Markets on which the Common Stock are listed on and quoted for trading, which, as of the date of this Agreement, shall be the New York Stock Exchange.

“Pro Forma Basis” has the meaning assigned to such term in the Credit Agreement.

“Register” has the meaning set forth in Section 1.4 (b).

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Agreement Date between Lenders and Borrower.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Lenders of the Registrable Securities (as defined in the Registration Rights Agreement).

“Required Lenders” means, at any time, Lenders holding Loans representing more than 50% of the sum of the Loans outstanding.

“Restricted Lender” means the initial Lenders party to this Agreement and their Affiliates and any assignee of any interest in a Note that notifies the Borrower in writing that it wishes to be deemed a Restricted Lender.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” shall have the meaning set forth in Section 3.1(j).

“Securities” means the Conversion Notes, the Incremental Conversion Notes and the Conversion Shares.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Subordination Agreement” shall have the meaning set forth in Section 4.1(h).

“Subsidiary or Subsidiaries” means, as to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

“Tax Affiliate” means (a) Borrower and its Subsidiaries and (b) any Affiliate of the Borrower with which Borrower files or is required to file consolidated, combined or unitary tax returns.

“Taxes” means all present or future taxes, levies, imposts, stamp or other duties, deductions, charges or withholdings and all liabilities with respect thereto, (including by reason of any delay in payment).

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of Borrower then ended for which financial statements have been filed with the SEC.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE Alternext (formerly the American Stock Exchange), the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the OTC Bulletin Board on which the Common Shares are listed or quoted for trading on the date in question.

Section 1.2 Interpretation. In this Agreement, unless the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun; the division of this Agreement into Articles and Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions; the words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular Article or Section hereof; the words “include,” “including,” and derivations thereof shall be deemed to have the phrase “without limitation” attached thereto unless otherwise expressly stated; references to a specified Article, Exhibit, Section or Schedule shall be construed as a reference to that specified Article, Exhibit, Section or Schedule of this Agreement; and any reference to any of the Loan Documents means such document as the same shall be amended, supplemented or modified and from time to time in effect.

Section 1.3 Business Day Adjustment. If the day by which any payment or other performance is due to be made is not a Business Day, that payment or performance shall be made by the next succeeding Business Day.

Section 1.4 Registration.

(a) The Borrower shall record on its books and records the amount of the Loans, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.

(b) The Borrower shall establish and maintain at its address referred to in Section 6.1, a record of ownership (the “Register”) in which the Borrower agrees to register by book entry the interests (including any rights to receive payment hereunder) of each Lender in the Loan, and any assignment of any such interest, and (ii) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and any change thereto pursuant to this Agreement), (2) the amount of the Loan and each funding of any participation therein, (3) the amount of any principal or interest due and payable or paid, and (4) any other payment received by the Lenders from the Borrower and its application to the Loan.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing the Loans) are a registered obligation, the right, title and interest of the Lenders and their assignees in and to the Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) The Borrower and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by the Borrower or such Lender at any reasonable time and from time to time upon reasonable prior notice.

ARTICLE 2

AGREEMENT FOR THE LOAN

Section 2.1 Use of Proceeds. The proceeds of the Initial Loan and Incremental Loans shall be used for working capital, general corporate purposes and acquisitions and the proceeds of the Acquisition Loans shall be used solely to fund Permitted Acquisitions.

Section 2.2 Initial Loans. Subject to the conditions set forth in Section 4.1 and this Section 2.2, the Lenders shall disburse Initial Loans in the amount of $25,000,000 to the Borrower on a date (“Initial Funding Date”) not less than three (3) Business Days following the satisfaction of the conditions set forth in Section 4.1. The Initial Loan shall be evidenced by the Conversion Notes. Lenders shall fulfill the Initial Loans in accordance with their respective allocations set forth on Schedule 1 hereto.

Section 2.3 Incremental Loans. Subject to the conditions set forth in Section 4.2 and this Section 2.3, at any time and from time to time after the Initial Funding Date and prior to September 30, 2016, upon twenty (20) days’ prior written request by Borrower delivered to Lender on a Business Day other than the last Business Day of any calendar month (“Incremental Loan Request”) by Borrower to Lenders, Lenders shall make additional advances to Borrower (each an “Incremental Loan” and collectively the “Incremental Loans”) up to the aggregate sum of $50,000,000. Each Incremental Loan Request shall be in a minimum amount of $10,000,000 and shall be further subject to a conversion price for conversion of the Incremental Loans into shares of Common Stock and other terms mutually acceptable to Lenders and Borrower (“Conversion Terms”). The Incremental Loans shall be evidenced by notes (“Incremental Conversion Notes”) substantially in the form of the Conversion Notes, with such modifications thereto to provide for the Conversion Terms for such Incremental Loans. Borrowers shall have no obligation to request, and Lenders shall have no obligation to provide, Incremental Loans unless the Parties have agreed upon Conversion Terms acceptable to each Party in its sole discretion. Lenders shall fulfill the Incremental Loans in accordance with their respective allocations set forth on Schedule 1 hereto.

Section 2.4 Acquisition Loans. Subject to the conditions set forth in Section 4.3 and this Section 2.4, at any time and from time to time after the Initial Funding Date and prior to September 30, 2016, upon not less than twenty (20) days’ prior written request by Borrower delivered to Lender on a Business Day other than the last Business Day of any calendar month (“Acquisition Loan Request”) by Borrower to Lenders, Lenders shall make additional advances to Borrower (each an “Acquisition Loan” and collectively the “Acquisition Loans”) up to the aggregate sum of $25,000,000 for the payment of the purchase price of any Permitted Acquisition. Each Acquisition Loan Request shall be in a minimum amount of not less than $5,000,000. Acquisition Loans shall be evidenced by the Acquisition Notes. Lenders shall fulfill the Acquisition Loans in accordance with their respective allocations set forth on Schedule 1 hereto.

Section 2.5 Payment.

(a) Borrower shall repay the outstanding principal amount of the Initial Loans and Incremental Loans, together with all accrued and unpaid interest thereon on the sixth anniversary of the Initial Funding Date. Borrower shall repay the outstanding principal amount of each Acquisition Loan, together with all accrued and unpaid interest thereon on the fifth anniversary of the Initial Funding Date. Except as specifically provided herein, the Conversion Notes and Incremental Conversion Notes shall not be prepayable. The Acquisition Notes shall be prepayable at any time after the funding date of the applicable Acquisition Loan and prior to the second anniversary of the Agreement Date without penalty or premium, and on and at any time after the second anniversary of the Agreement Date and prior to the maturity of such Acquisition Loan in an amount equal to 102% of the outstanding principal amount of such Acquisition Loan prepaid, plus an amount equal to interest on such principal amount of the Acquisition Loan computed at the applicable Interest Rate for a period of twenty (20) calendar quarters, less the amount of interest actually paid by Borrower on such principal amount prepaid to the date of such prepayment. All such prepayments shall include any accrued and unpaid interest on such Acquisition Loan prepaid.

(b) Lenders shall have the right to convert all or any part of the principal amount of their Conversion Notes and Incremental Conversion Notes into shares of Common Stock in accordance with the terms of the Conversion Notes and Incremental Conversion Notes. Upon the Share Delivery Date (as defined in the Conversion Notes and Incremental Notes, as applicable) Borrower shall pay to Lenders all accrued and unpaid interest in cash on the principal amount of the Conversion Notes and/or Incremental Conversion Notes converted into shares of Common Stock.

Section 2.6 Payments. All payments by the Borrower under any of the Loan Documents shall be made without setoff or counterclaim. Payments of any amounts due to the Lenders under this Agreement shall be made in Dollars in immediately available funds prior to 11:00 a.m. New York City time on such date that any such payment is due, at such bank or places as the Lenders shall from time to time designate in writing at least five (5) Business Days prior to the date such payment is due. The Borrower shall pay all and any costs (administrative or otherwise) imposed by banks, clearing houses, or any other financial institution, in connection with making any payments under any of the Loan Documents, except for any costs imposed by the Lenders’ banking institutions.

Section 2.7 Taxes.

(a) Any and all payments hereunder or under any other Loan Document shall be made, in accordance with this Section 2.7, free and clear of and without deduction for any and all present or future Taxes except as required by applicable law. If Borrower (or another applicable Credit Party) shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document and such Taxes are Indemnified Taxes, (i) the sum payable hereunder or thereunder shall be increased by as much as shall be necessary so that after making all required deductions (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 2.7(a)), each Lender shall receive an amount equal to the sum it would have received had no such deductions been made (any and all such additional amounts payable shall hereafter be referred to as the “Additional Amounts”), (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Laws. Within thirty (30) days after the date of any payment of such Taxes, Borrower shall furnish to the applicable Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.

(b) Borrower agrees to pay and authorizes each Lender to pay in its name (but without duplication), all Other Taxes. Within 30 days after the date of any payment of Other Taxes, Borrower shall furnish to the applicable Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.

(c) Without duplication of Section 2.7(a) or Section 2.7(b), Borrower shall reimburse and indemnify, within ten (10) days after receipt of demand therefor, each Lender for all Indemnified Taxes (including all Indemnified Taxes imposed on amounts payable under this Section 2.7(c)) paid or payable by such Lender, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the applicable Lender(s) setting forth the amounts to be paid thereunder and delivered to Borrower shall be conclusive, absent manifest error.

(d) If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.7 (including by the payment of Additional Amounts), it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.7 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Borrower, upon the request of such Lender, shall repay to such Lender the amount paid over pursuant to this paragraph (d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (d), in no event will a Lender be required to pay any amount to Borrower pursuant to this paragraph (d) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

(e) Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes shall, on or before the date on which the Lender becomes a party to this Agreement, provide to Borrower a properly completed and executed IRS Form W-9 certifying that such Lender is not subject to backup withholding tax. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Foreign Lender”) and is entitled to an exemption from or reduction of U.S. withholding tax with respect to payments under this Agreement shall, on or before the date on which the Lender becomes a party to this Agreement, provide Borrower with a properly completed and executed IRS Form W-8ECI, W-8BEN, W-8BEN-E or W-8IMY or other applicable forms (together with any required supporting documentation), or any other applicable certificate or document reasonably requested by the Borrower, and, if such Foreign Lender is relying on the portfolio interest exception of Section 871(h) or Section 881(c) of the Code shall also provide the Borrower with a certificate (the “Portfolio Interest Certificate”) representing that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, is not a “10 percent shareholder” of the Borrower described in Section 881(c)(3)(B) of the Code, and is not a controlled foreign corporation receiving interest from a related person (within the meaning of Sections 881(c)(3)(C) and 864(d)(4) of the Code); provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Portfolio Interest Certificate in a form reasonably satisfactory to the Borrower on behalf of each such direct and indirect partner. Each Lender shall provide new forms (or successor forms), certificates and documentation as reasonably requested by Borrower from time to time. In addition, each Lender shall notify Borrower in writing within a reasonable time after becoming aware of any event requiring a change in the most recent forms, certificates or documentation previously delivered by such Lender to Borrower.

(f) If a payment made to a Foreign Lender under any Loan Document would be subject to United States federal withholding Tax under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrower at such time or times reasonably requested by the Borrower such U.S. tax forms reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Section 2.8 Fee and Costs. Borrower shall pay to Lenders for their pro rata benefit, (a) on the Initial Funding Date, a fee equal to 2% of the Initial Loans, (b) on the date of each Incremental Loan, a fee equal to 2% of such Incremental Loan, and (c) on the date of each Acquisition Loan, a fee in the amount of 2% of such Acquisition Loan. Borrower agrees to reimburse the Lenders for reasonable, documented expenses for attorneys, accountants and other professional advisors, and other out-of-pocket expenses incurred by Lenders (i) in connection with their due diligence, negotiation and documentation of the transactions contemplated by the Loan Documents (including their review, negotiation and documentation of any post-closing obligations of the Credit Parties) up to an aggregate sum not to exceed $300,000 and (ii) in connection with all amendments and modifications thereto, whether or not consummated. At Lender’s election, such reimbursed amounts may be deducted from the Initial Loans.

Section 2.9 Interest. The outstanding principal amount of the Loans shall bear interest at the Interest Rate (calculated on the basis of the actual number of days elapsed in each month). Interest shall be paid quarterly in arrears commencing on January 1, 2016 and on the first Business Day of each January, April, July and October thereafter (each, an “Interest Payment Date”).

Section 2.10 Interest on Late Payments. Without limiting the remedies available to the Lenders under the Loan Documents or otherwise, to the maximum extent permitted by applicable law, if the Borrower fails to make a required payment of principal or interest with respect to the Loan when due or any Credit Party shall fail to timely comply with any other provision of this Agreement or any other Loan Document (regardless of any cure period provided in Section 5.4(b) of this Agreement), the Borrower shall pay interest, in respect of such principal and interest at the rate per annum equal to the Interest Rate plus two percent (2%) for so long as such payment remains outstanding or such covenant is not timely cured. Such interest shall be payable on demand.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Borrower. Borrower represents and warrants to the Lenders that, except as set forth in a Schedule to this Agreement and subject in all respects to the information set forth on Schedule 3.1 attached hereto and incorporated herein by reference:

(a) Each Credit Party and each of its Subsidiaries is conducting its business in compliance with its Organizational Documents, which are in full force and effect.

(b) No Default or Event of Default has occurred and is continuing.

(c) Each Credit Party and each of its Subsidiaries (i) is capable of paying its debts as they fall due and has not admitted in writing its inability to pay its debts as they fall due, (ii) is not bankrupt or insolvent or deemed to be bankrupt or insolvent under applicable law and (iii) has not taken action, and no such action has been taken by a third party, for any Credit Parties’ or any of its Subsidiaries’ winding up, dissolution, or liquidation, examinership or similar executory or judicial proceeding or for the appointment of a liquidator, custodian, receiver, trustee, administrator, examinership or other similar officer for any Credit Party or any or all of its assets or revenues.

(d) No Lien exists on any Credit Party’s or any of its Subsidiaries assets, except for Permitted Liens.

(e) The obligation of the Borrower to make any payment under this Agreement (together with all charges in connection therewith) is absolute and unconditional.

(f) No Indebtedness of any Credit Party or any of its Subsidiaries exists other than Permitted Indebtedness.

(g) Borrower is validly existing as a corporation in good standing under the laws of the State of Nevada. Each Credit Party and each of its Subsidiaries has full power and authority to own its properties, conduct its business and enter into the Loan Documents and to consummate the transactions contemplated under the Loan Documents, and is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect.

(h) There is not pending or, to the knowledge of any Credit Party, threatened, any action, suit, investigation, hearings or other proceeding before any Governmental Authority (a) to which any Credit Party or any of its Subsidiaries is a party or (b) which has as the subject thereof any assets owned by any Credit Party or any of its Subsidiaries, except, as would not reasonably be expected to have a Material Adverse Effect. There are no current or, to the knowledge of any Credit Party, pending, legal, governmental or regulatory enforcement actions, suits or other proceedings to which any Credit Party or any of its Subsidiaries or any of their assets is subject, except, as would not reasonably be expected to have a Material Adverse Effect.

(i) Each Credit Party has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Loan Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. Each Credit Party’s execution and delivery of each of the Loan Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby (including, but not limited to, the sale and delivery of the Notes and the reservation for issuance and the subsequent issuance of the Conversion Shares upon exercise of the Conversion Notes) have been duly authorized by all necessary action on the part each Credit Party, and no further action is required by any Credit Party, its directors or its stockholders or members in connection therewith other than in connection with the Required Approvals (as defined below). Each of the Loan Documents to which it is a party has been (or upon delivery will have been) duly executed by each Credit Party and each of its Subsidiaries and is, or when delivered by each Credit Party and each of its Subsidiaries a party thereto, in accordance with the terms hereof, will constitute the legal, valid and binding obligation of such Credit Party and its Subsidiaries party thereto enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, examinership, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application. The execution, delivery and performance of the Loan Documents by the Credit Parties and their Subsidiaries and the consummation of the transactions therein contemplated (including, but not limited to, the delivery of the Conversion Notes and the reservation for issuance and subsequent issuance of the Conversion Shares) will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any assets of any Credit Party or any of its Subsidiaries pursuant to, any agreement to which any Credit Party or any of its Subsidiaries is a party or by which any Credit Party or any of its Subsidiaries is bound or to which any of the assets of any Credit Party or any of its Subsidiaries is subject, except to the extent that no Material Adverse Effect would reasonably be expected to result therefrom, (B) result in any violation of or conflict with the provisions of the Organizational Documents, (C) result in the violation of any Applicable Law or (D) result in the violation of any judgment, order, rule, regulation or decree of any Governmental Authority. No consent, approval, authorization or order of, or registration or filing with any Governmental Authority is required for the execution, delivery and performance of any of the Loan Documents or for the consummation by any Credit Party and any of its Subsidiaries of the transactions contemplated thereby except for such registrations and filings in connection with (i) the filing with the Commission of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, (ii) filings required by applicable state securities laws, (iii) the filing of a Notice of Sale of Securities on Form D with the Commission under Regulation D of the Securities Act, (iv) the filing of any requisite notices and/or application(s) to the Principal Trading Markets for the issuance and sale of the Securities and the listing of the Conversion Shares for trading or quotation, as the case may be, thereon in the time and manner required thereby, and (v) those that have been made or obtained prior to the Initial Funding Date (the “Required Approvals”).

(j) Except as set forth on Schedule 3.1(j), since January 1, 2014, the Borrower has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective filing dates, or to the extent corrected by a subsequent restatement, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Borrower has never been an issuer subject to Rule 144(i) under the Securities Act. Each of the Material Contracts to which the Borrower is a party or to which the property or assets of any Credit Party are subject has been filed when required as an exhibit to the SEC Reports.

(k) Intentionally Omitted.

(l) Each Credit Party and each of its Subsidiaries holds, and is operating in good standing (where applicable) and in compliance in all material respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any Governmental Authority (collectively, “Necessary Documents”) required for the conduct of its business and all Necessary Documents are valid and in full force and effect; and neither any Credit Party nor any of its Subsidiaries has received written notice of any revocation or modification of any of the Necessary Documents and neither any Credit Party nor any of its Subsidiaries has any reason to believe that any of the Necessary Documents will not be renewed in the ordinary course of business, and each Credit Party and each of its Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees applicable to the conduct of its business.

(m) Each Credit Party and each of its Subsidiaries have good and marketable title to all of their assets free and clear of all Liens except Permitted Liens. The property held under lease by each Credit Party and each of its Subsidiaries is held under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of any Credit Party or any of its Subsidiaries.

(n) Except as set forth on Schedule 3.1(n), to the knowledge of the Credit Parties, each Credit Party and each of its Subsidiaries own or have the right to use pursuant to a valid and enforceable written license, implied license or other legally enforceable right, all of the Intellectual Property (as defined below) that is necessary for the conduct of their business as currently conducted (the “IP”). To the knowledge of the Credit Parties, the IP that is registered with or issued by a Governmental Authority is valid and enforceable; to the knowledge of the Credit Parties, there is no outstanding or pending unresolved action, suit, other proceeding or claim by any third person challenging or contesting the validity, scope, use, ownership, enforceability, or other rights of any Credit Party or any of its Subsidiaries in or to any IP and neither any Credit Party nor any of its Subsidiaries has received any written notice regarding, any threatened action, suit, or other proceeding. To the knowledge of the Credit Parties, no Credit Party nor any of its Subsidiaries has infringed or misappropriated any material Intellectual Property rights of others. To the knowledge of the Credit Parties, there is no pending unresolved action, suit, other proceeding or claim by others that any Credit Party or any of its Subsidiaries infringes upon, violates or uses the Intellectual Property rights of others without authorization, and neither any Credit Party nor any of its Subsidiaries has received any written notice regarding, any such action, suit, other proceeding or claim. Except as set forth on Schedule 3.1(n), neither any Credit Party nor any of its Subsidiaries is a party to or bound by any material options, licenses, or agreements with respect to IP other than licenses for computer software, content or technology acquired in the ordinary course of business. The term “Intellectual Property” as used herein means (i) all patents, patent applications, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), (ii) all trademarks, service marks, trade dress, trade names, slogans, logos, and corporate names and Internet domain names, together with all of the goodwill associated with each of the foregoing, (iii) copyrights, copyrightable works, and licenses, (iv) registrations and applications for registration for any of the foregoing, (v) computer software (including but not limited to source code and object code), data, databases, and documentation thereof, (vi) trade secrets and other confidential information, and (vii) copies and tangible embodiments of the foregoing (in whatever form and medium).

(o) Neither any Credit Party nor any of its Subsidiaries is in violation of the Organizational Documents, or in breach of or otherwise in default under, and no event has occurred which, with notice or lapse of time or both, would constitute such breach or other default in the performance of any agreement or condition contained in any agreement under which it may be bound, or to which any of its assets is subject, except to the extent that a breach or other default in the performance of such agreement would not reasonably be expected to result in a Material Adverse Effect.

(p) All United States federal and state income Tax returns, and all other material local and foreign Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliates have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all United States federal and state income Taxes and all other material Taxes, assessments and other governmental charges and impositions reflected therein or otherwise due and payable have been paid prior to the date on which any liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. No Tax Return is under audit or examination by any Governmental Authority, and no Tax Affiliate has received written notice from any Governmental Authority of any audit or examination or any assertion of any claim for Taxes. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance in all material respects with the Tax, social security and unemployment withholding provisions of Applicable Laws and such withholdings have been timely paid to the applicable Governmental Authority. No Tax Affiliate has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

(q) Other than as set forth in Schedule 3.1(q) neither any Credit Party nor any of its Subsidiaries has granted rights to market or sell its products or services to any other Person, and are not bound by any agreement that affects the exclusive right of any Credit Party or any of its Subsidiaries to develop, license, market or sell its products or services, in each case including rights relating to products under development by any Credit Party or any of its Subsidiaries.

(r) Each Credit Party and each of its Subsidiaries: (A) at all times has complied with all Applicable Laws, except to the extent that any noncompliance would not reasonably be expected to have a Material Adverse Effect; (B) has not received any warning letter or other written correspondence or notice from any Governmental Authority alleging or asserting material noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto reasonably required in connection with the business of any Credit Party or any of its Subsidiaries by any Applicable Laws (together, the “Authorizations”); (C) possesses and complies with the Authorizations, which are valid and in full force and effect; (D) has not received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorization and has no knowledge that any Governmental Authority is considering such action; (E) has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as reasonably required by any Applicable Laws or Authorizations, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

(s) Borrower (i) maintains proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied are made of all financial transactions and matters involving the assets and business of Borrower and (ii) maintains such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower.

(t) (i) To the knowledge of each Credit Party, no “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the Code that is not exempt under ERISA Section 408 or Section 4975 of the Code, under any applicable regulations and published interpretations thereunder or under any applicable prohibited transaction, individual or class exemption issued by the Department of Labor, has occurred with respect to any Employee Benefit Plan, except for such transactions as would not have a Material Adverse Effect, (ii) at no time within the last seven (7) years has any Credit Party or any ERISA Affiliate maintained, sponsored, participated in, contributed to or has or had any liability or obligation in respect of any Employee Benefit Plan subject to Section 302 of ERISA, Title IV of ERISA, or Section 412 of the Code or any “multiemployer plan” as defined in Section 3(37) of ERISA or any multiple employer plan for which any Credit Party or any ERISA Affiliate has incurred or could incur liability under Section 4063 or 4064 of ERISA, (iii) no Employee Benefit Plan represents any current or future liability for retiree health, life insurance, or other retiree welfare benefits except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law, (iv) each Employee Benefit Plan is and has been operated in compliance with its terms and all applicable laws, including but not limited to ERISA and the Code, except for such failures to comply that would not have a Material Adverse Effect, (v) no event has occurred (including a “reportable event” as such term is defined in Section 4043 of ERISA) and no condition exists that would subject any Credit Party or any ERISA Affiliate to any tax, fine, lien, penalty or liability imposed by ERISA, the Code or other applicable law, except for any such tax, fine, lien, penalty or liability that would not, individually or in the aggregate, have a Material Adverse Effect, (vi) no Credit Party maintains any Foreign Benefit Plan, (vii) no Credit Party has any obligations under any collective bargaining agreement. As used in this clause (t), “Employee Benefit Plan” means any material “employee benefit plan” within the meaning of Section 3(3) of ERISA, and all stock purchase, stock option, stock-based severance, employment, change-in-control, medical, disability, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which (A) any current or former employee, director or independent contractor of any Credit Party or any of its Subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by any Credit Party or any of its respective Subsidiaries or (B) no Credit Party nor any of its Subsidiaries has had or has any present or future obligation or liability on behalf of any such employee, director or independent contractor; “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; “ERISA Affiliate” means any member of any Credit Party’s controlled group as defined in Code Section 414 (b), (c), (m) or (o); and “Foreign Benefit Plan” means any Employee Benefit Plan mandated by a government other than the United States of America is subject to the laws or a jurisdiction outside of the United States.

(u) As of the date hereof, each Credit Party’s Subsidiaries are set forth in Schedule 3.1(u).

(v) All of the issued and outstanding shares of capital stock of the Borrower are duly authorized and validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state and foreign securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing; the Conversion Notes and Conversion Shares have been duly authorized, and the Conversion Shares, when issued and delivered in accordance with the terms of the Conversion Notes and the Incremental Conversion Notes, if any, will have been validly issued and will be fully paid and nonassessable. Borrower has reserved from its duly authorized capital stock a sufficient number of shares of Common Stock to issue the Conversion Shares, free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Loan Documents or imposed by applicable securities laws and except for those created by the Lenders. Assuming the accuracy of the representations and warranties of the Lender in this Agreement, the Securities will be issued in compliance with all applicable federal and state securities laws. Borrower shall, so long as any of the Conversion Notes or Incremental Conversion Notes are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued capital stock, solely for the purpose of effecting the conversion of the Conversion Notes and Incremental Conversion Notes, the number of shares of Common Stock issuable upon such conversion and/or exercise (without taking into account any limitations on the conversion of the Conversion Notes and Incremental Conversion Notes as set forth therein). There are no preemptive rights or other rights to subscribe for or to purchase, or any restriction upon the voting or transfer of any shares of Common Stock pursuant to Borrower’s Organizational Documents or any agreement to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries is bound and all of the foregoing rights, if any, have been fully waived in respect of the issuance of the Notes and the Conversion Shares. As of the date hereof, Schedule 3.1(v) to this Agreement sets forth an accurate list of Borrower’s outstanding shares of capital stock, options and warrants, and there are no other (i) except as set forth in such Schedule, options issuable or issued under Borrower’s option plans, or (ii) any other options, warrants, agreements, contracts or other rights in existence to purchase or acquire from Borrower or any Subsidiary of Borrower any shares of the capital stock of Borrower or any Subsidiary of Borrower.

(w) The issuance of the Notes and the Conversion Shares will not obligate Borrower to issue shares of Common Stock or other securities to any Person (other than the Lenders) and will not result in a right of any holder of Borrower securities to adjust the exercise, conversion, exchange or reset price or other right under any of such securities. There are no stockholders’ agreements, voting agreements or other similar agreements with respect to the Borrower’s capital stock to which Borrower is a party or, to Borrower’s knowledge, between or among any of Borrower’s stockholders.

(x) Assuming the accuracy of the representations and warranties of the Lenders set forth in Section 3.3 of this Agreement, no registration under the Securities Act is required for the offer and sale of the Securities and the Acquisition Notes by the Borrower to the Lenders under the Loan Documents. The issuance and sale of the Securities and the Acquisition Notes hereunder complies and will comply in all material respects with and does not and will not contravene the rules and regulations of the Principal Trading Market.

(y) Borrower is not, and immediately after issuance of any Notes will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Borrower shall conduct its business in a manner so that it will not become subject to the Investment Company Act of 1940, as amended.

(z) Other than the Lenders, no Person has any right to cause Borrower to effect the registration under the Securities Act of any securities of Borrower other than those securities which are currently registered on an effective registration statement on file with the Commission.

(aa) Borrower’s shares of Common Stock are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and Borrower has not taken any action designed to terminate the registration of the shares of Common Stock under the Exchange Act nor has the Borrower received any notification that the Commission is contemplating terminating such registration. Borrower is in compliance in all material respects with all listing and maintenance requirements of the Principal Trading Markets.

(bb) Neither Borrower nor, to Borrower’s knowledge, any person acting on behalf of Borrower, has offered or sold any of the Securities by any form of general solicitation or general advertising.

(cc) The Borrower is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Borrower has established disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) for the Borrower and designed such disclosure controls and procedures to ensure that information required to be disclosed by it in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. Borrower’s certifying officers have evaluated the effectiveness of its disclosure controls and procedures as of the end of the period covered by its most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Borrower has presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of its disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in Borrower’s internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or are reasonably likely to materially affect, its internal controls over financial reporting.

(dd) Intentionally Omitted.

(ee) Assuming the accuracy of the representations and warranties of the Lenders set forth in Section 3.3, none of the Borrower, nor, to the Borrower’s knowledge, any of its Affiliates or any Person acting on its behalf has, directly or indirectly, at any time within the past six (6) months, made any offers or sales of any Borrower security or solicited any offers to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Borrower of the Securities as contemplated hereby or (ii) cause the offering of the Securities pursuant to the Loan Documents to be integrated with prior offerings by the Borrower for purposes of any applicable law, regulation or stockholder approval provisions, including, without limitation, under the rules and regulations of any Trading Market on which any of the securities of the Borrower are listed or designated.

(ff) The Borrower has not, and to the Borrower’s knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Borrower to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the securities of the Borrower or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Borrower.

Section 3.2 Acknowledgment. Borrower acknowledges that it has made the representations and warranties referred to in Section 3.1 with the intention of persuading the Lenders to enter into the Loan Documents and that the Lenders have entered into the Loan Documents on the basis of, and in full reliance on, each of such representations and warranties, each of which shall survive the execution of this Agreement until the Obligations are paid in full and each representation and warranty set forth in Sections 3.1(v) (except for the last sentence thereof), (w), (x), (aa) and (ee) shall be deemed to be continuously made at all time until the Obligations are paid in full.

Section 3.3 Representations and Warranties of the Lenders. Each Lender, severally and not jointly, represents and warrants to Borrower and its Subsidiaries as of the Agreement Date that:

(a) Such Lender is duly organized and validly existing under the laws of the jurisdiction of its formation.

(b) Each Loan Document to which it is a party has been duly authorized, executed and delivered by such Lender and constitutes the valid and legally binding obligation of such Lender, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(c) Such Lender has full power and authority to make the Loans and to enter into and perform its other obligations under each of the Loan Documents and carry out the other transactions contemplated thereby.

(d) Each of the Conversion Notes, Incremental Conversion Notes and Conversion Shares to be received by such Lender hereunder will be acquired for such Lender’s own account, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, except pursuant to sales registered or exempted under the Securities Act, and such Lender has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to such Lender’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Lender to hold the Securities for any period of time and such Lender reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(e) Such Lender can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

(f) Such Lender understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from Borrower in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

(g) Such Lender is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

ARTICLE 4

CONDITIONS OF DISBURSEMENT OF LOANS

Section 4.1 Conditions to the Disbursement of Loans. The obligation of the Lenders to make the Initial Loans shall be subject to the fulfillment of the following conditions:

(a) The Lenders shall have received each Loan Document executed and delivered by each Credit Party thereto;

(b) The Lenders shall have received (i) copies of each Organization Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the board of directors or other governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound , certified as of the Initial Funding Date by an authorized officer as being in full force and effect without modification or amendment; (iv) a good standing certificate (or appropriate comparable confirmation in the relevant jurisdiction) from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, and (v) such other documents as Lenders may reasonably request;

(c) Each Credit Party shall have obtained all Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Lenders. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired;

(d) Lenders shall have received executed copies of the favorable written opinions of (i) Bass, Berry & Sims PLC, counsel for the Credit Parties, and (ii)

Ballard Spahr LLP, special Nevada counsel for the Credit Parties, as to such matters as Lenders may reasonably request and otherwise in form and substance reasonably satisfactory to Lenders;

(e) No Default or Event of Default shall have occurred and be continuing;

(f) All of the representations and warranties set forth in Section 3.1 shall be true and correct in all material respects as if made on the Initial Funding Date (unless made as of a specific earlier date, in which case such representations and warranties shall remain true and correct in all material respects as of said earlier date);

(g) The Disbursement Condition shall have been satisfied;

(h) The Lenders and the agent for the lenders under the Credit Agreement shall have entered in a subordination agreement (the “Subordination Agreement”) in form and substance acceptable to Lenders and the lenders under the Credit Agreement and no Event of Default (as defined therein) shall exist under the Credit Agreement; and

(i) No Material Adverse Change shall have occurred since June 30, 2015.

Section 4.2 Condition to the Disbursement of Incremental Loans. The obligation of the Lenders to make an Incremental Loan shall be subject to the fulfillment of the following conditions:

(a) Lenders shall have received an Incremental Loan Request;

(b) Lenders shall have received Incremental Conversion Notes executed by Borrower in the aggregate principal amount of the Incremental Loan;

(c) Lenders, in their sole discretion, shall have agreed with Borrower upon the Conversion Terms;

(d) No Default or Event of Default shall have occurred and be continuing or would be created by such Incremental Loan;

(e) After giving effect thereto, Borrower shall be in compliance with all financial covenants under the Credit Agreement as in effect on the Agreement Date on a pro forma basis without giving effect to any waivers, consents, modifications or amendments thereto by the lenders thereunder related to such financial covenants which have not been approved in writing by Required Lenders;

(f) All of the representations and warranties in Section 3.1 shall be true and correct in all material respects as if made on the date of funding of each such Incremental Loan (unless made as of a specific earlier date, in which case such representations and warranties shall remain true and correct in all material respects as of said earlier date);

(g) No Event of Default (as defined in the Credit Agreement) shall exist under the Credit Agreement without giving effect to any consent by the lenders thereunder or the waiver of any Event of Default thereunder which, in either case, has not been approved in writing by the Required Lenders; and

(h) Lenders shall have received confirmation in writing from Borrower that the issuance of the Incremental Conversion Notes and the Conversion Shares issuable pursuant thereto will not necessitate shareholder approval under the rules of any Principal Trading Markets.

(i) Borrower and its Subsidiaries shall not have had the operating licenses of rehabilitation facilities representing more than twenty percent (20%) of Borrower’s consolidated gross revenues suspended, revoked or not renewed by any applicable Governmental Authority.

Section 4.3 Condition to the Disbursement of Acquisition Loans. The obligation of the Lenders to make an Acquisition Loan shall be subject to the fulfillment of the following conditions:

(a) Lenders shall have received an Acquisition Loan Request and a certification by an authorized officer of Borrower that the proposed acquisition is a Permitted Acquisition;

(b) Lenders shall have received Acquisition Notes executed by Borrower in the aggregate principal amount of the Acquisition Loan;

(c) All conditions precedent to the closing of the Permitted Acquisition shall have been satisfied except for the funding of the purchase price with the proceeds of such Acquisition Loan;

(d) No Default or Event of Default shall have occurred and be continuing or would be created by such Permitted Acquisition;

(e) After giving effect thereto, Borrower shall be in compliance with all financial covenants under the Credit Agreement as in effect on the Agreement Date on a pro forma basis without giving effect to any waivers, consents, modifications or amendments thereto by the lenders thereunder related to such financial covenants which have not been approved in writing by Required Lenders;

(f) All of the representations and warranties in Section 3.1 shall be true and correct in all material respects as if made on the date of funding of each such Acquisition Loan (unless made as of a specific earlier date, in which case such representations and warranties shall remain true and correct in all material respects as of said earlier date); and

(g) No Event of Default (as defined in the Credit Agreement) shall exist under the Credit Agreement without giving effect to any consent by the lenders thereunder or the waiver of any Event of Default thereunder which, in either case, has not been approved in writing by the Required Lenders.

(h) Borrower and its Subsidiaries shall not have had the operating licenses of rehabilitation facilities representing more than twenty percent (20%) of Borrower’s consolidated gross revenues suspended, revoked or not renewed by any applicable Governmental Authority.

ARTICLE 5

PARTICULAR COVENANTS AND EVENTS OF DEFAULT

Section 5.1 Affirmative Covenants. Unless the Required Lenders shall otherwise agree:

(i) Borrower shall and shall cause its Subsidiaries to maintain their existence and qualify and remain qualified to do their business as currently conducted, except for any merger or dissolution of a Subsidiary in accordance with Section 5.2(i) or where the failure to maintain such qualification would not reasonably be expected to have a Material Adverse Effect.

(ii) Borrower shall and shall cause its Subsidiaries to comply with all Applicable Laws, except to the extent that any noncompliance would not reasonably be expected to have a Material Adverse Effect.

(iii) Borrower shall obtain and shall cause its Subsidiaries to make and keep in full force and effect all Authorizations, except to the extent that any failure to do so would not reasonably be expected to have a Material Adverse Effect.

(iv) Borrower shall promptly notify the Lenders of the occurrence of (i) any Default or Event of Default, (ii) any claims, litigation, arbitration, mediation or administrative or regulatory proceedings that are instituted or threatened against Borrower or any of its Subsidiaries concurrently with any public disclosure of any such event, and (iii) each event which, at the giving of notice, lapse of time, determination of materiality or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an event of default (however described) under any Loan Document.

(v) Borrower will timely file with the Commission (subject to appropriate extensions made under Rule 12b-25 of the Exchange Act) any annual reports, quarterly reports and other periodic reports required to be filed pursuant to Section 13 or 15(d) of the Exchange Act.

(vi) Borrower shall, so long as any of the Conversion Notes or Incremental Conversion Notes are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued capital stock, solely for the purpose of effecting the conversion of the Conversion Notes and Incremental Notes, the number of shares of Common Stock issuable upon such conversion (without taking into account any limitations on the conversion of the Notes as set forth therein).

(vii) In the event that any Person becomes a Material Domestic Subsidiary of Borrower, Borrower shall within thirty (30) days of such Person becoming a Material Domestic Subsidiary (or such later date as the Lenders may agree in their sole discretion) cause such Material Domestic Subsidiary to become a Guarantor; provided, however, neither (x) any Domestic Subsidiary of a Foreign Subsidiary nor (y) any Foreign Subsidiary Holding Company shall be required to become a Guarantor to the extent such Guaranty would result in a material adverse tax consequence of the Borrower.

If any notice or information required to be furnished (other than an Acquisition Loan Request) contains material non-public information (any such notice or information, a “Public Notice”), the Borrower, instead of delivering such Public Notice to all the Lenders shall promptly deliver such Public Notice to each Lender that is not a Restricted Lender and promptly notify each Restricted Lender in writing or orally that Borrower desires to deliver to such Restricted Lender a Public Notice. Within five (5) Business Days of receipt of such notification the Restricted Lender may either (i) refuse the delivery of such Public Notice, in which case Borrower’s obligations with respect to such Public Notice and such Restricted Lender shall be deemed satisfied, or (ii) enter into good faith negotiations with the Borrower to agree on the time period within which the Borrower will make the material non-public information contained in such Public Notice publicly available by including such information in a filing with the SEC. If Borrower and such Restricted Lender agree on such time period, the Borrower shall promptly deliver to such Restricted Lender such Public Notice and shall include the applicable material non-public information in a public filing with the SEC within such agreed to time period. The failure to agree on such time period will be deemed to satisfy Borrower’s obligations with respect to such Public Notice and such Restricted Lender. For avoidance of doubt, it is the Parties’ intention that the requirements of this paragraph shall not prevent Borrower from borrowing any Loan that would be made in accordance with the terms hereof but for the provisions of this paragraph, nor shall such requirements be construed as a waiver of any Lender’s obligation to fund such a Loan.

Section 5.2 Negative Covenants. Unless the Required Lenders shall otherwise agree:

(i) Other than transactions permitted by Section 7.04 of the Credit Agreement, Borrower shall not and shall not permit any Subsidiary to (a) liquidate, dissolve or be wound up provided that a Subsidiary may merge into Borrower or any other Subsidiary, or (b) enter into any merger, consolidation or reorganization, unless in the case of this Section 5.2(i)(b) (x) Borrower or a Subsidiary is the surviving corporation or, (y) subject to a Change of Control, if the survivor is a Person other than Borrower or a Subsidiary, such Person assumes the Obligations of Borrower under this Agreement and the other Loan Documents. Borrower shall not establish any Material Domestic Subsidiary unless such Material Domestic Subsidiary executes and delivers to the Lenders a Guaranty in accordance with Section 5.1(vii);

(ii) Other than transactions permitted by Sections 7.03, 7.04, 7.05, 7.06, 7.08, 7.09, and 7.13 of the Credit Agreement, Borrower shall not and shall not permit any Subsidiary to (a) enter into any partnership, joint venture, syndicate, pool, profit-sharing or royalty agreement or other combination, or engage in any transaction with an Affiliate (other than a Subsidiary), whereby its income or profits are or might be, shared with another Person (other than a Subsidiary), or (b) make any cash dividend or distribute, or permit the dividend or distribution of, any of its assets, including its intangibles, to any of its shareholders in such capacity or its Affiliates (other than a Subsidiary) (except for distributions in which Lenders participate pursuant to the provisions of the Notes);

(iii) Borrower shall not and shall not permit any Subsidiary to (a) create, incur or suffer any Lien upon any of its assets, except Permitted Liens, or (b) assign, sell, transfer or otherwise dispose of, any Loan Document or its rights and obligations thereunder;

(iv) Borrower shall not and shall not permit any Subsidiary to create, incur, assume, guarantee or be liable with respect to any Indebtedness, except for Permitted Indebtedness;

(v) Borrower shall not and shall not permit any Subsidiary to sell or otherwise transfer its assets other than as permitted by the Credit Agreement; and

(vi) Borrower shall not issue any Equity Interests (i) senior to its shares of Common Stock or (ii) convertible or exercisable for Equity Interests senior to its Common Stock.

Section 5.3 [Intentionally Deleted.]

Section 5.4 General Acceleration Provision upon Events of Default. If one or more of the events specified in this Section 5.4 shall have happened and be continuing beyond the applicable cure period (each, an “Event of Default”), the Required Lenders, by written notice to the Borrower (an “Acceleration Notice”), may declare the principal of, and accrued and unpaid interest on, all of the Notes or any part of any of them (together with any other amounts accrued or payable under the Loan Documents) to be, and the same shall thereupon become, immediately due and payable, without any further notice and without any presentment, demand, or protest of any kind, all of which are hereby expressly waived by the Borrower, and take any further action available at law or in equity, including, without limitation, the sale of the Loan and all other rights acquired in connection with the Loan:

(a) The Borrower shall have failed to make payment of (i) principal when due, or (ii) interest or any other amounts due under the Notes or any other Obligations within five (5) Business Days of their due date.

(b) Any Credit Party shall have failed to comply with the due observance or performance of (i) Section 5.1(v), other than the failure to timely file an 8-K, (ii) Section 5.1(v) solely as a result of the failure to timely file an 8-K and such failure is not remedied by Borrower within five (5) days of the due date for such filing, or (iii) any other covenant contained in this Agreement or the other Loan Documents (other than the covenant described in (a) above, or as otherwise expressly provided in this Section 5.4) or in the other Loan Documents and, in the case of (iii) above, such default is not remedied by the Borrower or waived by the Required Lenders within thirty (30) days (inclusive of any extension periods or cure periods contained in any such covenant or provided by Applicable Laws) after the earlier of (A) receipt by any Credit Party of notice from the Lenders of such default, or (B) actual knowledge of any Credit Party of such default.

(c) Any representation or warranty made by any Credit Party or any of its Subsidiaries in any Loan Document shall be incorrect, false or misleading in any material respect (except to the extent that such representation or warranty is qualified by reference to materiality or Material Adverse Effect, to which extent it shall be incorrect, false or misleading in any respect) as of the date it was made or deemed made.

(d) (i) Any Credit Party or any of its Subsidiaries shall generally be unable to pay its debts as such debts become due or be deemed to be unable to pay its debts, or shall admit in writing its inability to pay its debts as they come due or shall make a general assignment for the benefit of creditors; (ii) any Credit Party or any of its Subsidiaries shall declare a moratorium on the payment of its debts; (iii) the commencement by any Credit Party or any of its Subsidiaries of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, examinership, intervention or other similar relief under any applicable law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator, examiner (or other similar official) of all or substantially all of its assets; (iv) the commencement against any Credit Party or any of its Subsidiaries of a proceeding in any court of competent jurisdiction under any bankruptcy or other applicable law (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, examinership, arrangement, adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator, examiner (or other similar official), and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of sixty (60) days; (v) the making by any Credit Party or any of its Subsidiaries of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debt generally as they become due; or (vi) any other event shall have occurred which under any applicable law would have an effect analogous to any of those events listed above in this subsection.

(e) One or more final judgments against any Credit Party or any Subsidiary or attachments against any of their respective property, which in the aggregate exceed $3,000,000 (net of any anticipated insurance proceeds), and such judgment(s) remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days from the date of entry of such judgment.

(f) Any Authorization held by any Credit Party or any of its Subsidiaries shall have been suspended, cancelled or revoked, and such suspension, cancellation or revocation would reasonably be expected to have a Material Adverse Effect.

(g) Any Authorization necessary for the execution, delivery or performance of any Loan Document or for the validity or enforceability of any of the Obligations is not given or is withdrawn or ceases to remain in full force or effect.

(h) There is a failure to perform under any agreement to which any Credit Party is a party resulting in the acceleration by a third party of the maturity of any Indebtedness in an amount in excess of $3,000,000.

(i) The validity of any Loan Document shall be contested by any Credit Party, or any Applicable Law shall purport to render any material provision of any Loan Document invalid or unenforceable or shall purport to prevent or materially delay the performance or observance by any Credit Party of the Obligations.

(j) The shares of Common Stock of Borrower cease to be listed on the Principal Trading Markets or the shares of Common Stock cease to be registered under Section 12 of the Exchange Act.

(k) The occurrence of a Conversion Failure.

(l) The occurrence of any Change of Control.

Section 5.5 Automatic Acceleration on Dissolution or Bankruptcy. Notwithstanding any other provisions of this Agreement, if an Event of Default under Section 5.4(d) shall occur, the principal of the Notes (together with any other amounts accrued or payable under this Agreement) shall thereupon become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 5.6 Recovery of Amounts Due. If any amount payable hereunder is not paid as and when due, the Borrower hereby authorizes the Lenders to proceed, to the fullest extent permitted by applicable law, without prior notice, by right of set-off, banker’s lien or counterclaim, against any moneys or other assets of any Credit Party to the full extent of all amounts payable to the Lenders.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile or by electronic mail and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, or when received by electronic mail in each case addressed to a party. The addresses for such communications shall be the following (or such other addresses provided by written notice to the parties hereto from time to time):

If to Credit Parties:

AAC Holdings, Inc.

115 East Park Drive, Second Floor

Brentwood, Tennessee 37037

Fax: (615) 649-4737

E-mail: kmanz@contactaac.com

Attention: Kirk R. Manz, Chief Financial Officer

and

E-mail: amcwilliams@contactaac.com

Attention: Andrew W. McWilliams, Chief Accounting Officer

and

E-mail: ksphillips@contactaac.com

Attention: Kathryn Sevier Phillips, General Counsel and Secretary

With a copy to:

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

Fax: (615) 742-0409

Email: csellers@bassberry.com

Attn: Cynthia N. Sellers, Esq.

If to the Lenders (and which constitutes effective notice as to all Lenders):

Deerfield Management Company, L.P.

780 Third Avenue, 37th Floor

New York, NY 10017

Fax: (212) 599-3075

Email: dclark@deerfield.com

Attn: David J. Clark

With a copy to:

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, New York 10022

Fax: (212) 940-8776

Email: mark.fisher@kattenlaw.com

Attn: Mark I. Fisher, Esq.

Section 6.2 Waiver of Notice. Whenever any notice is required to be given to the Lenders or the Borrower under any of the Loan Documents, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 6.3 Reimbursement of Legal and Other Expenses. If any amount owing to the Lenders under any Loan Document shall be collected through enforcement of this Agreement, any Loan Document or restructuring of the Loan in the nature of a work-out, settlement, negotiation, or any process of law, or shall be placed in the hands of third Persons for collection, the Borrower shall pay (in addition to all monies then due in respect of the Loan or otherwise payable under any Loan Document) all reasonable and documented external attorneys’ and other fees and out-of-pocket expenses incurred in respect of such collection.

Section 6.4 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in such State. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, borough of Manhattan. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. THE PARTIES HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.

Section 6.5 Successors and Assigns. This Agreement shall bind and inure to the respective successors and assigns of the Parties, except that (a) a Credit Party may not assign or otherwise transfer all or any part of its rights under the Loan Documents without the prior written consent of the Required Lenders, and (b) a Lender may assign or otherwise transfer all or any part of its Notes upon three (3) days prior notice to Borrower; provided, that, absent the occurrence of an Event of Default which is continuing, Lenders shall not assign or otherwise transfer all or any part of their Notes to an Ineligible Transferee without the prior written consent of Borrower, which consent may be withheld in Borrower’s discretion. Upon a Lender’s assignment of a Note such Lender shall provide notice of the transfer to Borrower for recordation in the Register pursuant to Section 1.4. Upon receipt of a notice of a transfer of an interest in a Note, Borrower shall record the identity of the transferee and other relevant information in the Register and the transferee shall (to the extent of the interests transferred to such transferee) have all the rights and obligations of, and shall be deemed, a Lender hereunder.

Section 6.6 Entire Agreement. The Loan Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto. The provisions of this Agreement may be waived, modified, supplemented or amended only by an instrument in writing signed by the authorized officer of each Party.

Section 6.7 Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.8 Counterparts. This Agreement may be executed in several counterparts, and by each Party on separate counterparts, each of which and any photocopies and facsimile copies thereof shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 6.9 Survival.

(a) This Agreement and all agreements, representations and warranties made in the Loan Documents, and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall be considered to have been relied upon by the other Parties and shall survive the execution and delivery of this Agreement and the making of the Loan hereunder regardless of any investigation made by any such other Party or on its behalf, and this Agreement shall continue in force until all amounts payable under the Loan Documents shall have been fully paid in accordance with the provisions thereof, and the Lenders shall not be deemed to have waived, by reason of making the Loans, any Event of Default that may arise by reason of any such representation or warranty proving to have been false or misleading, notwithstanding that the Lenders may have had notice or knowledge of any such Event of Default or may have had notice or knowledge that such representation or warranty was false or misleading at the time the Loans were made.

(b) The obligations of the Borrower under Sections 1.4 and 2.6 and the obligations of the Borrower and the Lenders under this Article 6 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, or the termination of this Agreement or any provision hereof.

Section 6.10 No Waiver. Neither the failure of, nor any delay on the part of, any Party in exercising any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein, preclude other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, privilege or default hereunder, or under any agreement, document or instrument mentioned herein, constitute a waiver of any other right, power, privilege or default or constitute a waiver of any default of the same or of any other term or provision. No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to the Lenders upon any default under this Agreement, or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of the Lenders in respect of any such default, or any acquiescence by it therein, affect or impair any right, power or remedy of the Lenders in respect of any other default. All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

Section 6.11 Indemnity.

(a) Borrower shall, at all times, indemnify and hold each Lender harmless (the “Indemnity”) and each of their respective directors, partners, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) in connection with any losses, claims (including the reasonable attorneys’ fees incurred in defending against such claims), damages, liabilities, penalties, or other expenses arising out of, or relating to, the Loan Documents, the extension of credit hereunder or the Loans or the use or intended use of the Loans, which an Indemnified Person may incur or to which an Indemnified Person may become subject (each, a “Loss”). The Indemnity shall not apply to the extent that a court or arbitral tribunal of competent jurisdiction issues a final judgment that such Loss resulted from the gross negligence or willful misconduct of the Indemnified Person. The Indemnity is independent of and in addition to any other agreement of any Credit Party under any Loan Document to pay any amount to the Lenders, and any exclusion of any obligation to pay any amount under this subsection shall not affect the requirement to pay such amount under any other section hereof or under any other agreement. This Section 6.11 shall not apply with respect to Taxes (which are governed by Section 2.6) other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(b) Promptly after receipt by an Indemnified Person under this Section 6.11 of notice of the commencement of any action (including any governmental action), such Indemnified Person shall, if a Loss in respect thereof is to be made against the indemnifying person under this Section 6.11, deliver to Borrower a written notice of the commencement thereof, and Borrower shall have the right to participate in, and, to the extent Borrower so desires, to assume control of the defense thereof with counsel mutually satisfactory to Borrower and the Indemnified Person, as the case may be.

(c) An Indemnified Person shall have the right to retain its own counsel with the documented reasonable fees and out-of-pocket expenses to be paid by the indemnifying person, if, in the reasonable opinion of counsel for the Indemnified Person, the representation by such counsel of the Indemnified Person and Borrower would be inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding. Credit Parties shall pay for only one separate legal counsel for the Indemnified Persons. The failure of an Indemnified Person to deliver written notice to the Borrower within a reasonable time of the commencement of any such action shall not relieve Credit Parties of any liability to the Indemnified Person under this Section 6.11, except to the extent that Credit Parties are actually prejudiced in its ability to defend such action. The indemnification required by this Section 6.11 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

Section 6.12 No Usury. The Loan Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid or agreed to be paid to the Lenders for the Loan exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance the Lenders shall ever receive anything which might be deemed interest under applicable law, that would exceed the highest lawful rate, such amount that would be deemed excessive interest shall be applied to the reduction of the principal amount owing on account of the Loans, or if such deemed excessive interest exceeds the unpaid balance of principal of the Loans, such deemed excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Lenders for the Loan shall, to the extent permitted by applicable law, be deemed to be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the deemed rate of interest on account of the Loans is uniform throughout the term thereof. The terms and provisions of this Section shall control and supersede every other provision of this Agreement and the Notes.

Section 6.13 Several Obligations. The obligations of the Lenders under the Loan Documents shall be several and not joint.

Section 6.14 Further Assurances. Borrower covenants and agrees to take all necessary action to consummate the transactions contemplated by this Agreement and to fulfill all requirements to the Initial Loans set forth in Section 4.1, including the execution and delivery of the Conversion Notes, contemporaneous with the closing of the Transactions. From time to time, the Borrower shall perform any and all acts and execute and deliver to the Lenders such additional documents as may be necessary or as requested by the Lenders to carry out the purposes of any Loan Document or any or to preserve and protect the Lenders’ rights as contemplated therein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Lenders and Borrower have caused this Agreement to be duly executed as of the 2nd day of October, 2015.

BORROWER:

AAC HOLDINGS, INC.

By:	/s/ Michael T. Cartwright
Name:	Michael T. Cartwright
Title:	Chairman and Chief Executive Officer

LENDERS:

DEERFIELD PRIVATE DESIGN FUND III, L.P.

By:	Deerfield Mgmt III, L.P., General Partner
By:	J.E. Flynn Capital III, LLC, General Partner

By:	/s/ Jonathan Isler
Name:	Jonathan Isler
Title:	Authorized Signatory

DEERFIELD PARTNERS, L.P.

By:	Deerfield Mgmt, L.P., General Partner
By:	J.E. Flynn Capital, LLC, General Partner

By:	/s/ Jonathan Isler
Name:	Jonathan Isler
Title:	Authorized Signatory

DEERFIELD INTERNATIONAL MASTER FUND, L.P.

By:	Deerfield Mgmt, L.P., General Partner
By:	J.E. Flynn Capital, LLC, General Partner

By:	/s/ Jonathan Isler
Name:	Jonathan Isler
Title:	Authorized Signatory

SCHEDULE 1

LENDER	ALLOCATION OF LOANS, PREPAYMENTS*
Deerfield Private Design Fund III, L.P.	50%

Deerfield Partners, L.P.	22%

Deerfield International Master Fund, L.P.	28%

*	Lenders may, from time to time reallocate the percentages among themselves without the consent of Credit Parties.

Exhibit A-1

See Attached

FORM OF NOTE

THIS NOTE MAY BE ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE AMOUNT OF OID SHALL BE MUTUALLY DETERMINED BY THE ORIGINAL HOLDER AND THE COMPANY IN GOOD FAITH AND IN ACCORDANCE WITH THE APPLICABLE PROVISIONS OF SECTIONS 1271 THROUGH 1275 OF THE U.S. INTERNAL REVENUE CODE. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY WITH RESPECT TO THIS NOTE MAY BE OBTAINED BY WRITING TO THE BORROWER AT THE FOLLOWING ADDRESS: 115 EAST PARK DRIVE, SECOND FLOOR, BRENTWOOD, TN 37027; ATTENTION: KIRK R. MANZ, CHIEF FINANCIAL OFFICER, FAX NUMBER: (615) 309-6009; ELECTRONIC MAIL: kmanz@contactaac.com

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT, INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULES 144 OR 144A UNDER SAID ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4(a)(1 1⁄2)” SALE.

THIS NOTE IS SUBORDINATED TO THE PRIOR PAYMENT AND SATISFACTION IN CASH OF SENIOR INDEBTEDNESS, AS DEFINED IN THE SUBORDINATION AGREEMENT, DATED AS OF OCTOBER 2, 2015, AS THE SAME MAY BE AMENDED, MODIFIED, RESTATED OR SUPPLEMENTED FROM TIME TO TIME (THE “SUBORDINATION AGREEMENT”), TO THE EXTENT, AND IN THE MANNER PROVIDED IN THE SUBORDINATION AGREEMENT.

CONVERTIBLE NOTE

Issuance Date:	Principal: U.S.$

FOR VALUE RECEIVED, AAC HOLDINGS, INC., a Nevada corporation (the “Company”), hereby promises to pay to                      or its registered assigns (the “Holder”) the principal amount of                      ($        ) (the “Principal”) pursuant to, and in accordance with, the terms of that certain Facility Agreement, dated as of                     , by and among the Company and the Lenders party thereto (together with all exhibits and schedules thereto and as may be amended, restated, modified and supplemented from time to time, the “Facility Agreement”). The Company hereby promises to pay accrued and unpaid Interest (as defined below) and premium, if any, on the Principal on the dates, at the rates and in the manner provided for in the Facility Agreement. This Convertible Note (including all Convertible Notes issued in exchange, transfer or replacement hereof, and as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time, this “Note”) is one of the Convertible Notes issued pursuant to the Facility Agreement (collectively, including all Convertible Notes issued in exchange, transfer or replacement thereof, and as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time, the “Notes”). All capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Facility Agreement.

Except as expressly provided in the Facility Agreement, the Company has no right, but under certain circumstances may have an obligation, to make payments of Principal prior to the sixth anniversary of the Initial Funding Date (as defined in the Facility Agreement). At any time an Event of Default exists, the Principal of this Note, together with all accrued and unpaid Interest and any applicable premium due, if any, may be declared, or shall otherwise become, due and payable in the manner, at the price and with the effect provided in the Facility Agreement.

1. Definitions.

2. Certain Defined Terms. For purposes of this Note, the following terms shall have the following meanings:

3. “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder. As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting powers, by contract, or otherwise.

4. “Asset Sale” means a transaction described in clause (B)(i) of the definition of Major Transaction in connection with which the Company has announced its intention to liquidate and distribute its assets to shareholders.

5. Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity, but for the avoidance of doubt, excluding any debt securities convertible into such stock.

6. “Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such person or (b) if such Person is not a corporation, to vote or otherwise participate in the election of the governing body, partners, managers or others that will control the management or policies of such person.

7. “Common Stock” means the common stock, par value $0.001 per share, of the Company.

8. “Conversion Amount” means the Principal to be converted, redeemed or otherwise with respect to which this determination is being made.

9. “Conversion Price” means, as of any Conversion Date or other date of determination, $30 per Share, subject to adjustment as provided herein and subject to appropriate adjustment to reflect any subdivision of outstanding Common Stock (by any stock split, stock dividend, recapitalization or otherwise) or combination of outstanding Common Stock (by combination, reverse stock split or otherwise).

10. “Dollars” or “$” means United States Dollars.

11. “Eligible Market” means the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange, the NYSE Alternext or the Nasdaq Capital Market.

12. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

13. “Interest” means any interest (including any default interest) accrued on the Principal pursuant to the terms of this Note and the Facility Agreement.

14. “Issuance Date” means                     , regardless of any exchange or replacement hereof.

15. “Major Transaction” means any of the following events:

16. a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, (1) following which the holders of Common Stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, combination or event either (a) no longer hold a majority of the shares of Common Stock or (b) no longer have the ability to elect a majority of the board of directors of the Company or (2) as a result of which shares of Common Stock shall be changed into (or the shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity;

17. the sale or transfer (other than to a direct or indirect wholly-owned subsidiary of the Company) of (i) all or substantially all of the assets of the Company or (ii) assets of the Company for a purchase price equal to more than 50% of the Enterprise Value (as defined below) of the Company. For purposes of this clause (B), “Enterprise Value” shall mean (I) the product of (x) the number of issued and outstanding shares of Common Stock on the date the Company delivers the Major Transaction Notice (as defined below in Section 3(c)) multiplied by (y) the per share closing price of the Common Stock on such date plus (II) the amount of the Company’s debt as shown on the latest financial statements filed with the SEC (the “Current Financial Statements”) less (III) the amount of cash and cash equivalents of the Company as shown on the Current Financial Statements; or

18. a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, Michael T. Cartwright or Jerrod N. Menz files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of the Company’s Common Equity representing more than 50% of the voting power of the Company’s Common Equity.

19. “Major Transaction Conversion Period” means the period beginning upon receipt by the Holder of a Major Transaction Notice (as defined below) and ending (1) in the case of a Successor Major Transaction (as defined below), five (5) Trading Days prior to consummation of the Successor Major Transaction and (2) in the case of a Company Share Major Transaction (as defined below), any time until the six (6) year anniversary of the Initial Funding Date or the earlier termination of this Note.

20. “Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or agency or a political subdivision thereof.

21. “Principal” means the outstanding principal amount of this Note as of any date of determination.

22. “Registration Failure” means that (A) the Company fails to file with the SEC on or before the Filing Deadline (as defined in the Registration Rights Agreement) any Registration Statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement registering Conversion Shares (as defined below), (B) the Company fails to use its commercially reasonable efforts to obtain effectiveness with the SEC, prior to the Registration Deadline (as defined in the Registration Rights Agreement), of any Registration Statements (as defined in the Registration Rights Agreement) that are required to be filed pursuant to Section 2(a) of the Registration Rights Agreement registering Conversion Shares, or fails to use commercially reasonable efforts to keep such Registration Statement current and effective as required in Section 3 of the Registration Rights Agreement, (C) the Company fails to file any additional Registration Statements required to be filed pursuant to Section 2(a)(ii) of the Registration Rights Agreement registering Conversion Shares on or before the Additional Filing Deadline or fails to use its commercially reasonable efforts to cause such new Registration Statement to become effective on or before the Additional Registration Deadline, (D) the Company fails to file any amendment to any Registration Statement registering Conversion Shares, or any additional Registration Statement required to be filed pursuant to Section 3(b) of the Registration Rights Agreement registering Conversion Shares within thirty (30) days of the applicable Registration Trigger Date (as defined in the Registration Rights Agreement), or fails to use its commercially reasonable efforts to cause such amendment and/or new Registration Statement to become effective within thirty (30) days of the applicable Registration Trigger Date, (E) any Registration Statement required to be filed under the Registration Rights Agreement registering Conversion Shares, after its initial effectiveness and during the Registration Period (as defined in the Registration Rights Agreement), lapses in effect or sales of any Conversion Shares constituting Registrable Securities (as defined in the Registration Rights Agreement) cannot otherwise be made thereunder or under another registration statement (whether by reason of the Company’s failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement, the Company’s failure to file and to obtain effectiveness with the SEC of an additional Registration Statement registering Conversion Shares or amended Registration Statement required pursuant to Sections 2(a)(ii) or 3(b) of the Registration Rights Agreement, as applicable, or otherwise), or (F) the Company fails to provide a commercially reasonable written response to any comments to the foregoing Registration Statements submitted by the SEC within twenty (20) days of the date that such SEC comments are received by the Company.

23. “Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of October 2, 2015, by and among the Company and the investors party to the Facility Agreement.

24. “Required Note Holders” means Holders of at least 50.1% of the aggregate principal amount of the Notes outstanding.

25. “SEC” means the Securities and Exchange Commission.

26. “Securities Act” means the Securities Act of 1933, as amended.

27. “Shares” means shares of Common Stock.

28. “Successor Entity” means any Person purchasing the Company’s assets or Common Stock in a Major Transaction, or any successor entity resulting from such Major Transaction.

29. “Trading Day” means any day on which the Common Stock is traded for any period on the Eligible Market or the other principal securities exchange or other securities market or quotation system on which the Common Stock is then being traded.

30. “Volume Weighted Average Price” for any security as of any date means the volume weighted average sale price of such security on the principal securities exchange, trading market or quotation system where such security is listed or traded as reported by Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereinafter designated by the Required Note Holders and the Company (“Bloomberg”) or, if no volume weighted average sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed in the over the counter market by the Financial Industry Regulatory Authority, Inc. or on the “over the counter” Bulletin Board (or any successor) or in the “pink sheets” (or any successor) by the OTC Markets Group, Inc. If the Volume Weighted Average Price cannot be calculated for such security on such date in the manner provided above, the Volume Weighted Average Price shall be the fair market value as mutually determined by the Company and the Holders of a majority in interest of the Notes being converted for which the calculation of the Volume Weighted Average Price is required in order to determine the Conversion Price of such Notes.

31. Conversion Rights. This Note may be converted into Shares on the terms and conditions set forth in this Section 2 and, where applicable, Section 3.

32. Conversion at Option of the Holder. On or after the date hereof, the Holder shall be entitled to convert all or any part of the Principal into fully paid and nonassessable Shares (the “Conversion Shares”) in accordance with this Section 2 and, if applicable, Section 3, at the Conversion Rate (as defined in Section 2(b)); provided that the Company will not be required to issue Conversion Shares with respect to a Conversion Notice with respect to less than the lesser of (i) the principal amount outstanding under this Note and (ii) an amount which, when aggregated with all conversions of Notes on the same day, represents $1,000,000 principal amount of this Note. The Company shall not issue any fraction of a Share upon any conversion. If the issuance would result in the issuance of a fraction of a Share, then the Company shall round such fraction of a Share up or down to the nearest whole share (with 0.5 rounded up). Notwithstanding anything herein to the contrary, the Company shall not issue to the Holder, and the Holder may not acquire, a number of Shares upon conversion of this Note or otherwise issue any shares of Common Stock pursuant hereto or the Facility Agreement to the extent that, upon such conversion, the number of Shares then beneficially owned by the Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) would exceed 9.98% of the total number of shares of Common Stock then issued and outstanding (the “9.98% Cap”); provided, however, that the 9.98% Cap shall only apply to the extent that the Common Stock is deemed to constitute an “equity security” pursuant to Rule 13d-1(i) promulgated under the Exchange Act. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC, and the percentage held by the Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. Upon the written request of the Holder, the Company shall, within two (2) Trading Days, confirm orally and in writing to the Holder the number of Shares then outstanding.

33. Conversion Rate. The number of Conversion Shares issuable upon a conversion of any portion of this Note pursuant to Section 2 shall be determined according to the following formula (the “Conversion Rate”):

            Conversion Amount

Conversion Price

The Conversion Rate shall be subject to adjustment in connection with a Major Transaction Conversion (as defined below) in accordance with and subject to the provisions of Section 3 hereof.

34. Mechanics of Conversion. The conversion of this Note shall be conducted in the following manner:

35. Holder’s Delivery Requirements. To convert a Conversion Amount into Conversion Shares on any date (the “Conversion Date”), the Holder shall (A) transmit by facsimile or electronic mail (or otherwise deliver), for receipt on or prior to 5:00 p.m. New York City time on such date, a copy of an executed conversion notice in the form attached hereto as Exhibit A or, in the case of a Major Transaction Conversion for Major Transaction Company Shares (as defined below), a Major Transaction Conversion Notice (such applicable notice, the “Conversion Notice”) to the Company (Attention: Kathryn Sevier Phillips, 115 East Park Drive, Second Floor, Brentwood, TN 37027, Fax: (615) 691-7130, Email: ksphillips@contactaac.com), and (B) if required by Section 2(c)(vi), surrender to a common carrier for delivery to the Company, no later than three (3) Business Days after the Conversion Date, the original Note being converted (or an indemnification undertaking in customary form with respect to this Note in the case of its loss, theft or destruction).

36. Company’s Response. Upon receipt or deemed receipt by the Company of a copy of a Conversion Notice, the Company (I) shall promptly send, via facsimile or electronic mail, a confirmation of receipt of such Conversion Notice to the Holder and the Company’s designated transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the third (3rd) Business Day following the date of receipt or deemed receipt by the Company of such Conversion Notice or, in the case of Major Transaction Company Shares, within the period provided in Section 3(d) (the “Share Delivery Date”); (A) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and provided that the Holder is eligible to receive Shares through DTC, credit such aggregate number of Conversion Shares to which the

Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the foregoing shall not apply, issue and deliver to the address as specified in the Conversion Notice, a stock certificate, registered in the name of the Holder or its designee, for the number of Conversion Shares to which the Holder shall be entitled. If notwithstanding the provisions of Section 2(c)(vi), the Holder elects to physically surrender this Note for conversion, and the Principal represented by this Note is greater than the Principal being converted, then the Company shall, as soon as practicable and in no event later than five (5) Business Days after receipt of this Note (the “Note Delivery Date”) and at its own expense, issue and deliver to the Holder a new Note representing the Principal not converted and cancel this Note. This Note and the Conversion Shares will be freely tradable, and freely transferable, and will not contain a legend restricting the resale or transferability of the Conversion Shares if the Unrestricted Conditions (as defined below) are met.

37. Dispute Resolution. In the case of a dispute as to the determination of the Conversion Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the Holder the number of Conversion Shares that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile or electronic mail within two (2) Business Days of receipt or deemed receipt of the Holder’s Conversion Notice or other date of determination. If the Holder and the Company are unable to agree upon the determination of the Conversion Price or arithmetic calculation of the Conversion Rate within one (1) Business Day of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall promptly (and in any event within two (2) Business Days) submit via facsimile or electronic mail (A) the disputed determination of the Conversion Price to an independent, reputable investment banking firm agreed to by the Company and the Required Note Holders, or (B) the disputed arithmetic calculation of the Conversion Rate to the Company’s independent registered public accounting firm. The Company shall direct the investment bank or the accounting firm, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than four (4) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accounting firm’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error. Notwithstanding anything herein to the contrary, any such final determination in respect of a dispute in connection with a Major Transaction in which the Company is not the surviving parent entity, shall be made prior to consummation of such Major Transaction.

38. Record Holder. The person or persons entitled to receive the Conversion Shares issuable upon a conversion of this Note shall be treated for all purposes as the legal and record holder or holders of such Shares upon delivery of the Conversion Notice via facsimile, electronic mail, or otherwise in accordance with the terms hereof.

39. Company’s Failure to Timely Convert.

40. Cash Damages. If within five (5) Business Days after the Company’s receipt of the facsimile or electronic mail copy of a Conversion Notice or deemed receipt of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder for, or credit the Holder’s or its designee’s balance account with DTC with, the number of Conversion Shares (free of any restrictive legend if the Unrestricted Conditions (as defined below) are met) to which the Holder is entitled upon the Holder’s conversion of any Conversion Amount (subject to Section 2(c)(iii)), then in addition to all other available remedies that the Holder may pursue hereunder and under the Facility Agreement, the Company shall pay additional damages to the Holder for each 30-day period (such additional damages to be prorated for any partial period) after the Share Delivery Date such conversion is not timely effected in an amount equal to one percent (1%) of the product of (I) the number of Conversion Shares not issued to the Holder or its designee on or prior to the Share Delivery Date and to which the Holder is entitled and (II) the Volume Weighted Average Price of the Common Stock on the Share Delivery Date (such product is referred to herein as the “Share Product Amount”). Alternatively, subject to Section 2(c)(iii), at the election of the Holder made in the Holder’s sole discretion, the Company shall pay to the Holder, in lieu of the additional damages referred to in the preceding sentence (but in addition to all other available remedies that the Holder may pursue hereunder and under the Facility Agreement), 105% of the amount by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for the Shares purchased to make delivery in satisfaction of a sale by the Holder of the Conversion Shares to which the Holder is entitled but has not received upon a conversion exceeds (B) the net proceeds received by the Holder from the sale of the Shares to which the Holder is entitled but has not received upon such conversion. If the Company fails to pay the additional damages set forth in this Section 2(c)(v)(A) within five (5) Business Days of the date incurred, then the Holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of Shares equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the Holder in the Conversion Notice.

41. Void Conversion Notice. If for any reason the Holder has not received all of the Conversion Shares prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of this Note (a “Conversion Failure”), then the Holder, upon written notice to the Company (a “Void Conversion Notice”), may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to the Holder’s Conversion Notice; provided, that the voiding of the Holder’s Conversion Notice shall not affect the Company’s obligations to make any payments that have accrued prior to the date of such notice pursuant to Section 2(c)(v)(A).

42. Event of Default. A Conversion Failure shall constitute an Event of Default under the Facility Agreement and entitle the Purchasers to all payments and remedies provided under the Facility Agreement upon the occurrence of an Event of Default.

43. Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion or redemption of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless all of the Principal is being converted or redeemed. The Holder and the Company shall maintain records showing the Principal converted or redeemed and the dates of such conversions or redemptions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon any such partial conversion or redemption. Notwithstanding the foregoing, if this Note is converted or redeemed as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder may request, representing in the aggregate the remaining Principal represented by this Note. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion or redemption of any portion of this Note, the Principal of this Note may be less than the principal amount stated on the face hereof.

44. Taxes. The Company shall pay any and all taxes (excluding income taxes, franchise taxes or other taxes levied on gross earnings, profits or the like of the Holder) that may be payable with respect to the issuance and delivery of Conversion Shares upon the conversion of this Note.

45. Legends.

46. Restrictive Legend. The Holder understands that until such time as the Conversion Shares have been registered under the Securities Act and applicable state securities laws as contemplated by the Registration Rights Agreement or otherwise may be sold pursuant to Rule 144 under the Securities Act or an exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, this Note and the Conversion Shares, as applicable, may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates or on Holder’s or its designees balance account with DTC for such securities):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR ON HOLDER’S OR ITS DESIGNEE’S BALANCE ACCOUNT WITH DTC, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT, INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULES 144 OR 144A UNDER SAID ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4(a)(1 1⁄2)” SALE.”

47. Removal of Restrictive Legends. Certificates evidencing the Conversion Shares or Conversion Shares in a Holder’s or its designee’s balance account with DTC (including any Major Transaction Company Shares), as applicable, shall not contain any legend restricting the transfer thereof (including the legend set forth above in subsection 2(e)(i)): (A) while a registration statement (including a Registration Statement, as defined in the Registration Rights Agreement) covering the sale or resale of the Conversion Shares is effective under the Securities Act, or (B) following any sale of such Conversion Shares pursuant to Rule 144, or (C) if such Conversion Shares are eligible for sale under Rule 144(b)(1), or (D) if the holder of the Conversion Shares certifies, on or after the date that is six (6) months after the Funding Date, that such holder is not an “affiliate” of the Company (and has not been an affiliate during the preceding three (3) months) (as defined in Rule 144), or (E) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) (collectively, the “Unrestricted Conditions”). The Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the date that a registration statement covering the resale of the Conversion Shares has been declared effective by the SEC (the “Effective Date”), or at such other time as any of the Unrestricted Conditions have been satisfied, if required by the Transfer Agent to effect the issuance of the Conversion Shares without a restrictive legend or removal of the legend hereunder. If any of the Unrestricted Conditions are met at the time of issuance of any of the Conversion Shares, then such Conversion Shares shall be issued free of all legends. The Company agrees that following the Effective Date or at such time as any of the Unrestricted Conditions are met or such legend is otherwise no longer required under this Section 2(e), it will, no later than three (3) Trading Days following the delivery (the “Unlegended Shares Delivery Deadline”) by the Holder to the Company or the Transfer Agent of a certificate representing Conversion Shares issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Holder a certificate (or electronic transfer) representing such shares that is free from all restrictive and other legends.

48. Sale of Unlegended Shares. Holder agrees that the removal of the restrictive legend from any certificates (or from Conversion Shares in a Holder’s or its designee’s balance account with DTC) representing securities as set forth in Section 2(e) above is predicated upon the Company’s reliance that the Holder will sell any Conversion Shares pursuant to either the registration requirements of the Securities Act and applicable state securities laws, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.

49. Dividend, Subdivision, Combination or Reclassification. If the Company shall, at any time or from time to time, (A) declare a dividend on the Common Stock payable in shares of its capital stock (including Common Stock) (other than a dividend for which the Holder would be entitled to participate pursuant to Section 6 hereof), (B) subdivide the outstanding Common Stock into a larger number of shares of Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares of its Common Stock, or (D) issue any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then in each such case, the Conversion Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be adjusted so that the Holder of this Note upon conversion after such date shall be entitled to receive the aggregate number and kind of shares of capital stock which, if this Note had been converted immediately prior to such date, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. If a dividend on the Common Stock payable in shares of its capital stock (including Common Stock) is declared and such dividend is not paid, the Conversion Price shall again be adjusted to be the Conversion Price, in effect immediately prior to such record date (giving effect to all adjustments that otherwise would be required to be made pursuant to this Section 2 from and after such record date).

50. Rights Upon Major Transaction. In the event that a Major Transaction occurs, then the Holder may convert all or a portion of the principal amount outstanding in accordance with the provisions of this Section 3 (a “Major Transaction Conversion”) and cause the Company to pay to the Holder in cash all accrued and unpaid Interest under this Note. The Holder shall have the right to waive its rights under this Section 3 with respect to such Major Transaction.

51. Major Transaction Conversion. In the event that a Major Transaction occurs, then (1) in the case of a transaction covered by the provisions of clause (A) of the definition of “Major Transaction” (a “Takeout Major Transaction”) or an Asset Sale, in either case, in or in connection with which the shares of Common Stock of the Company are converted into the right, or the holders thereof will become entitled (including, in the case of an Asset Sale, in connection with the liquidation of the Company), to receive cash, securities of another entity and/or other assets (a “Successor Major Transaction”), the Holder, at its option, may convert, in whole or in part, the outstanding principal amount under this Note into the right to receive upon consummation of the Major Transaction the following consideration (the “Successor Consideration”) (i) in the case of a Takeout Major Transaction, the amount of cash and other assets and the number of securities or other property of the Successor Entity or other entity that the Holder would have received had such Holder converted the Major Transaction Conversion Amount (as defined below) into Base Conversion Shares and Additional Conversion Shares (as defined below and without regard to the 9.98% Cap) immediately prior to the consummation of such Major Transaction and (ii) in the case of an Asset Sale, an amount in cash equal to the product of (x) the number of Base Conversion Shares and Additional Conversion Shares that the Holder would have received had such Holder converted the Major Transaction Conversion Amount into Base Conversion Shares and Additional Conversion Shares (without regard to the 9.98% Cap) immediately prior to such Asset Sale and (y) the Closing Market Price (as defined on Schedule 1 hereto), and (2) in the case of all other Major Transactions (a “Company Share Major Transaction”), the Holder shall have the right to convert, in whole or in part, and from time to time, the outstanding principal amount under this Note into Base Conversion Shares and Additional Conversion Shares (“Major Transaction Company Shares”).

52. Base Conversion Shares and Additional Conversion Shares. Notwithstanding anything herein to the contrary, with respect to any conversion or deemed conversion effected in connection with a Major Transaction pursuant to this Section 3, the aggregate total number of Major Transaction Company Shares into which all or any portion of the principal amount of this Note may be converted or, the aggregate number of Conversion Shares to be used for calculating the Successor Consideration, as applicable, shall be calculated to be the sum of (a) the number of shares of the Common Stock into which the principal amount of this Note then being converted would otherwise be converted as calculated under Section 2 hereof (such number of shares, the “Base Conversion Shares”), plus (b) the number of shares of Common Stock equal to the product of (x) the Additional Share Coefficient (as such term is defined and determined for each $1,000 of principal amount of this Note on Schedule 1 attached hereto and made a part hereof) for such Major Transaction and (y) a fraction the numerator of which is the amount of the principal amount of this Note then being converted and the denominator of which is $1,000 (such number of shares of Common Stock calculated in accordance with this clause (b), the “Additional Conversion Shares”).

53. Notice; Major Transaction Conversion Election. At least thirty (30) days prior to the consummation of any Major Transaction (other than a transaction described in clause (C) of the definition of “Major Transaction”), if possible, but, in any event, within five (5) Business Days following the first to occur of (x) the date of the public announcement of such Major Transaction if such announcement is made before 4:00 p.m., New York City time, or (y) the day following the public announcement of such Major Transaction if such announcement is made on and after 4:00 p.m., New York City time, the Company shall deliver written notice thereof via facsimile, electronic mail or overnight courier to the Holder (a “Major Transaction Notice”). At any time during the Major Transaction Conversion Period, the Holder may elect to effect a Major Transaction Conversion by delivering written notice thereof (“Major Transaction Conversion Notice”) to the Company, which Major Transaction Conversion Notice shall indicate the portion of the Note (the “Major Transaction Conversion Amount”), calculated with reference to the principal amount outstanding, that the Holder is electing to treat as a Major Transaction Conversion. For the avoidance of doubt, the Holder shall be permitted to make successive conversions and send successive Major Transaction Conversion Notices in respect of a Company Share Major Transaction from time to time at any time during the Major Transaction Conversion Period; provided that the Company will not be required to issue Conversion Shares with respect to a Major Transaction Conversion Notice with respect to less than the lesser of (i) the principal amount outstanding under the Note and (ii) an amount which, when aggregated with all conversions of Notes on the same day, represents $1,000,000 principal amount of this Note.

54. Settlement of Major Transaction Conversion. Following the receipt of a Major Transaction Conversion Notice from the Holder, the Company shall not effect a Successor Major Transaction that is being treated as a Major Transaction Conversion unless at the time of the execution of the definitive documentation relating to such Major Transaction it obtains the written agreement of the Successor Entity that payment or issuance of the Successor Consideration, plus accrued and unpaid interest through the date of payment, shall be made to the Holder upon consummation of such

Major Transaction and such payment or issuance, as the case may be, shall be a condition to consummation of such Major Transaction. Concurrently upon closing of such Successor Major Transaction, the Company shall pay or issue, as the case may be, or shall instruct any escrow agent for the transaction to pay or issue, or will cause the Successor Entity to issue and/or pay, the applicable Successor Consideration, plus accrued and unpaid interest through the date of payment. The Major Transaction Company Shares issuable in respect of a Company Share Major Transaction shall be issued or paid, as applicable, to the Holder within three (3) Trading Days following the date of each Major Transaction Conversion Notice.

55. Injunction. Following the receipt of a Major Transaction Conversion Notice from the Holder, in the event that the Company attempts to consummate a Successor Major Transaction without obtaining the written agreement of the Successor Entity described in subsection (d) above, the Holder shall have the right to apply for an injunction in any state or federal courts sitting in the City of New York, borough of Manhattan to prevent the closing of such Major Transaction until the Successor Consideration is satisfied to the Holder, in full.

Notwithstanding anything to the contrary contained herein and without derogating any obligations or rights herein, until the Holder receives its appropriate payment or securities, plus any accrued and unpaid interest under this Note, in accordance with the provisions of this Section 3, this Note may be converted, in whole or in part, by the Holder into Shares, or in the event that such payments and/or shares have not been delivered prior to the consummation of the Successor Major Transaction in which the Company is not the surviving parent entity, shares of common stock (or their equivalent) of the Successor Entity at an appropriate conversion price based upon the prevailing Conversion Rate (as adjusted hereunder) at the time of such Major Transaction and price per share or conversion ratio received by holders of Common Stock in the Major Transaction.

56. Registration Failures. Upon any Registration Failure, in addition to all other available remedies that the Holder may pursue under the Facility Agreement, the Registration Rights Agreement and this Note, the Company shall pay additional damages to the Holder for such 30-day period (prorated for any partial period) after the date of such Registration Failure in an amount in cash equal to one and one-half percent (1.5%) of such Holder’s original principal amount of this Note on the date of such Registration Failure. Such payments shall accrue until the earlier of (i) such time as the Registration Failure has been cured and (ii) the date on which all of the Conversion Shares may be sold without restriction under Rule 144 (including, without limitation, volume restrictions and without the need for the availability of current public information under Rule 144). All such payments that accrue under this Section 4 shall be payable no later than five (5) Business Days following such date of accrual.

57. Voting Rights. Except as required by law, the Holder shall have no voting rights with respect to any of the Conversion Shares until delivery of the Conversion Notice relating to the conversion of this Note upon which such Conversion Shares are issuable.

58. Participation. The Holder, as the holder of this Note, shall be entitled to receive as additional interest such dividends paid and distributions of any kind (whether in cash or otherwise) made to the holders of Common Stock of the Company to the same extent as if the Holder had converted this Note into Common Stock (without regard to any limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such exercise and issuance) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

59. Amendment; Waiver. The terms and provisions of this Note shall not be amended or waived except in a writing signed by the Company and the Holder.

60. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, the Facility Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy, and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

61. Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein, unless stated otherwise in this Agreement. This Note shall be deemed to be jointly drafted by the Company and all purchasers of Notes pursuant to the Facility Agreement and shall not be construed against any Person as the drafter hereof.

62. Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

63. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 6.1 of the Facility Agreement.

64. Restrictions on Transfer.

65. Registration or Exemption Required. This Note has been issued in a transaction exempt from the registration requirements of the Securities Act by virtue of Regulation D. None of the Note or the Conversion Shares may be pledged, transferred, sold, assigned, hypothecated or otherwise disposed of except pursuant to an effective registration statement or an exemption to the registration requirements of the Securities Act and applicable state laws including, without limitation, a so-called “4(a)(1 1⁄2)” transaction.

66. Assignment. Subject to Section 12(a) above and Section 6.5 of the Facility Agreement, the Holder may sell, transfer, assign or otherwise dispose of this Note, in whole or in part, provided that the Holder shall deliver three (3) days’ prior written notice to the Company, substantially in the form of the Assignment attached hereto as Exhibit B, indicating the Person or Persons to whom the Note shall be assigned and the respective principal amount of the Note to be assigned to each assignee. The Company shall effect the assignment within three (3) Business Days (the “Transfer Delivery Period”), and shall deliver to the assignee(s) designated by Holder a Note or Notes of like tenor and terms for the appropriate principal amount. This Note and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Holder. The provisions of this Note are intended to be for the benefit of all Holders from time to time of this Note, and shall be enforceable by any such Holder. For avoidance of doubt, in the event Holder notifies the Company that such sale or transfer is a so called “4(a)(1 1⁄2)” transaction, the parties hereto agree that a legal opinion from outside counsel for the Holder delivered to counsel for the Company substantially in the form attached hereto as Exhibit C shall be the only requirement to satisfy an exemption from registration under the Securities Act to effectuate such “4(a)(1 1⁄2)” transaction.

67. Payment of Collection, Enforcement and Other Costs. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (b) an attorney is retained to represent the Holder in any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action, including reasonable attorneys’ fees and disbursements.

68. Cancellation. After all Principal, Interest and other amounts at any time owed under, or on account of, this Note have been paid in full or converted into Shares in accordance with the terms hereof, this Note shall automatically be deemed cancelled, shall be surrendered to the Company for cancellation and shall not be reissued.

69. [RESERVED]

70. Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Facility Agreement.

71. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in such State. The Company agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note shall be commenced exclusively in the state and federal courts sitting in the City of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or other proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or other proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under the Facility Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. THE COMPANY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

72. Interpretative Matters. Unless the context otherwise requires, (a) all references to Sections or Exhibits are to Sections or Exhibits contained in or attached to this Note, (b) each accounting term not otherwise defined in this Note has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Note shall be by way of example rather than limitation. If a stock split, stock dividend, stock combination or other similar event occurs during any period over which an average price is being determined, then an appropriate adjustment will be made to such average to reflect such event.

73. Execution. A facsimile, telecopy, PDF or other reproduction of this Note may be delivered by the Company, and an executed copy of this Note may be delivered by the Company by facsimile, e-mail or other similar electronic transmission device pursuant to which the signature of or on behalf of the Company can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. The Company hereby agrees that it shall not raise the execution of facsimile, PDF or other reproduction of this Note, or the fact that any signature was transmitted by facsimile, e-mail or other similar electronic transmission device, as a defense to the Company’s execution of this Note. Notwithstanding the foregoing, the Company shall be required to deliver an originally executed Note to the Holder.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the date first set forth above.

COMPANY:

AAC HOLDINGS, INC.

By:
Name:
Title:

Exhibit A

CONVERSION NOTICE

Reference is made to the Convertible Note (the “Note”) of AAC HOLDINGS, INC., a Nevada corporation (the “Company”), in the original principal amount of $[        ]. In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into Shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted at the Conversion Price (as defined in the Note):

Principal, applicable thereto, to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

DTC Participant Number and Name (if electronic book entry transfer):

Account Number (if electronic book entry transfer):

Exhibit B

ASSIGNMENT

(To be executed by the registered holder

desiring to transfer the Note)

FOR VALUE RECEIVED, the undersigned holder of the attached Convertible Note (the “Note”) hereby sells, assigns and transfers unto the person or persons below named the right to receive the principal amount of $        from AAC Holdings, Inc., a Nevada corporation, evidenced by the attached Note and does hereby irrevocably constitute and appoint                      attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:
Signature

Fill in for new registration of Note:

Name

Address

Please print name and address of assignee (including zip code number)

NOTICE

The signature to the foregoing Assignment must correspond to the name as written upon the face of the attached Note in every particular, without alteration or enlargement or any change whatsoever.

Exhibit C

FORM OF OPINION

            , 20

[                    ]

Re:	AAC Holdings, Inc. (the “Company”)

Dear Sir:

[                    ] (“[                    ]”) intends to transfer its Convertible Note in the principal amount of $         (the “Note”) of the Company to                      (“                    ”) without registration under the Securities Act of 1933, as amended (the “Securities Act”). In connection herewith, we have examined such documents and issues of law as we have deemed relevant.

Based on and subject to the foregoing, we are of the opinion that the transfer of the Note by                      to                      may be effected without registration under the Securities Act, provided, however, that the Note to be transferred to                      contain a legend restricting its transferability pursuant to the Securities Act and that transfer of the Note is subject to a stop order.

The foregoing opinion is furnished only to                      and may not be used, circulated, quoted or otherwise referred to or relied upon by you for any purposes other than the purpose for which furnished or by any other person for any purpose, without our prior written consent.

Very truly yours,

Schedule 1

Additional Share Coefficient

The “Additional Share Coefficient” shall mean the number of additional shares of Common Stock issuable per $1,000 of principal amount of the Note in connection with a Major Transaction and shall be the additional share number set forth on the chart with respect to the “Share Price Result” on the “y” axis and the corresponding “Remaining Note Life” on the “x” axis; provided, however, that to the extent the actual Share Price Result (as defined below) falls between two data points on the “y” axis and/or the actual date of the Major Transaction falls between two data points on the “x” axis, the “Additional Share Coefficient” shall be determined by calculating the arithmetic mean between (i) the result obtained for the Share Price Result based on the linear interpolation between the additional share numbers corresponding to the two Share Price Result data points and (ii) the result obtained for the Remaining Note Life based on the linear interpolation between the two additional share numbers corresponding to the two Remaining Note Life data points; and provided further, however, that in the event of any adjustment to the Conversion Price pursuant to Section 2 of this Note, the numbers of additional shares of Common Stock issuable per $1,000 of principal amount of this Note as set forth in the chart below shall be deemed adjusted pro rata with any adjustment resulting from the adjustment to the Conversion Price that would be made to the number of shares of Common Stock then convertible with respect to $1,000 of principal amount of this Note as calculated under Section 2 of this Note. For purposes of the chart below, the “Share Price Result” shall be, in the case of a Major Transaction (excluding an Asset Sale) in which holders of Common Stock receive solely cash consideration in connection with such Major Transaction, the greater of (x) and (y) below and, in the case of all other Major Transactions, shall be solely the amount set forth in (x) below, where (x) is the last closing sales price per share of the Common Stock on the New York Stock Exchange, or, if that is not the principal trading market for the Common Stock, such principal market on which the Common Stock is traded or listed (the “Closing Market Price”) immediately prior to the consummation of the Major Transaction and (y) is the cash amount payable per share of Common Stock in such Major Transaction. If the actual Share Price Result is greater than $100 per share (subject to adjustment in the same manner as the Conversion Price as provided in Section 2 of this Note), or if the actual Share Price Result is less than $10 per share (subject to adjustment in the same manner as the Conversion Price as provided in Section 2 of this Note), then the Additional Share Coefficient shall be equal to the amount applicable to $100 and $10, respectively.

Additional Shares

Remaining Note Life (Yrs)

Share Price Result ($)
Y	6	5	4	3	2	1	0	X
10.00	4.014	2.975	1.972	1.064	0.361	0.024	0
15.00	6.902	5.647	4.320	2.932	1.538	0.345	0
20.00	9.477	8.190	6.772	5.194	3.414	1.408	0
25.00	11.695	10.460	9.076	7.494	5.620	3.243	0
30.00	13.583	12.434	11.141	9.651	7.862	5.519	0
35.00	10.450	9.398	8.215	6.857	5.237	3.155	0
40.00	8.285	7.328	6.258	5.042	3.619	1.872	0
45.00	6.728	5.861	4.899	3.820	2.588	1.168	0
50.00	5.574	4.788	3.926	2.972	1.914	0.775	0
55.00	4.697	3.984	3.210	2.368	1.462	0.551	0
60.00	4.015	3.368	2.672	1.928	1.152	0.418	0
65.00	3.476	2.886	2.260	1.601	0.933	0.337	0
70.00	3.043	2.504	1.938	1.353	0.776	0.285	0
75.00	2.690	2.197	1.684	1.163	0.661	0.250	0
80.00	2.398	1.946	1.480	1.013	0.574	0.225	0
85.00	2.155	1.739	1.314	0.895	0.508	0.206	0
90.00	1.950	1.566	1.178	0.799	0.456	0.192	0
95.00	1.776	1.420	1.064	0.721	0.415	0.180	0
100.00	1.627	1.297	0.969	0.657	0.381	0.169	0

Exhibit A-2

See Attached

THIS NOTE IS SUBORDINATED TO THE PRIOR PAYMENT AND SATISFACTION IN CASH OF ALL SENIOR INDEBTEDNESS, AS DEFINED IN THE SUBORDINATION AGREEMENT DATED AS OF OCTOBER 2, 2015, AMONG BANK OF AMERICA, N.A., AS SENIOR AGENT, MAKER, ITS SUBSIDIARIES PARTY THERETO, PAYEE AND THE OTHER JUNIOR LENDERS (AS DEFINED THEREIN) AS THE SAME MAY BE AMENDED, MODIFIED, RESTATED OR SUPPLEMENTED FROM TIME TO TIME (THE “SUBORDINATION AGREEMENT”), TO THE EXTENT, AND IN THE MANNER PROVIDED IN THE SUBORDINATION AGREEMENT.

SENIOR SUBORDINATED NOTE

$

             , 2015

FOR VALUE RECEIVED, ACC Holdings, Inc., a Nevada corporation (the “Maker”) hereby unconditionally promises to pay to                      (the “Payee”), the principal amount of                      Dollars ($        ), in lawful money of the United States of America and in immediately available funds, on the dates provided in the Facility Agreement with respect to Acquisition Loans.

This Senior Subordinated Note (“Note”) is an “Acquisition Note” referred to in the Facility Agreement dated as of October 2, 2015 between the Maker, the Payee and the other parties thereto (as modified and supplemented and in effect from time to time, the “Facility Agreement”), with respect to an Acquisition Loan made by the Payee thereunder. Capitalized terms used herein and not expressly defined in this Note shall have the respective meanings assigned to them in the Facility Agreement.

This Note shall bear interest on the principal amount hereof pursuant to the provisions of the Facility Agreement.

The Maker shall make all payments to the Payee of interest and principal under this Note in the manner provided in and otherwise in accordance with the Facility Agreement.

If an Event of Default has occurred and is continuing, this Note may in accordance with the applicable provisions of the Facility Agreement, become immediately due and payable.

All payments of any kind due to the Payee from the Maker pursuant to this Note shall be made in the full face amount thereof. Subject to the terms of the Facility Agreement, all such payments will be free and clear of, and without deduction or withholding for, any present or future taxes.

The Maker shall pay all costs of collection, including, without limitation, all reasonable, legal expenses and attorneys’ fees, paid or incurred by the Payee in collecting and enforcing this Note.

1

Other than those notices required to be provided by Payee to Maker under the terms of the Facility Agreement, the Maker and every endorser of this Note, or the obligations represented hereby, expressly waives presentment, protest, demand, notice of dishonor or default, and notice of any kind with respect to this Note and the Facility Agreement or the performance of the obligations under this Note and/or the Facility Agreement. No renewal or extension of this Note or the Facility Agreement, no delay in the enforcement of payment of this Note or the Facility Agreement, and no delay or omission in exercising any right or power under this Note or the Facility Agreement shall affect the liability of the Maker or any endorser of this Note.

No delay or omission by the Payee in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude the full exercise thereof or the exercise of any other power or right. The provisions of this Note may be waived or amended only in a writing signed by the Maker and the Payee. This Note may be prepaid in whole or in part at any time and from time to time, solely in accordance with the provisions of the Facility Agreement.

This Note, and any rights of the Payee arising out of or relating to this Note, may, at the option of the Payee, be enforced by the Payee in the courts of the state or federal courts sitting in the City of New York, borough of Manhattan or in any other courts having jurisdiction. For the benefit of the Payee, the Maker hereby irrevocably agrees that any legal action, suit or other proceeding arising out of or relating to this Note may be brought in the state and federal courts sitting in the City of New York, borough of Manhattan, and hereby consents that personal service of summons or other legal process may be made as set forth in Section 6.1 of the Facility Agreement, which service the Maker agrees shall be sufficient and valid. The Maker hereby waives any and all rights to demand a trial by jury in any action, suit or other proceeding arising out of or relating to this Note or the transactions contemplated by this Note.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in such State.

[Signature page follows]

2

IN WITNESS WHEREOF, an authorized representative of the Maker has executed this Note as of the date first written above.

AAC HOLDINGS, INC.

By:
Name:
Title:

3

Exhibit B

See Attached

GUARANTY

GUARANTY, dated as of October 2, 2015, made by each of the undersigned (individually and collectively, “Guarantors”), in favor of Deerfield Private Design Fund III, L.P., Deerfield Partners, L.P. and Deerfield International Master Fund, L.P. (each individually a “Guaranteed Party” and collectively, the “Guaranteed Parties”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Facility Agreement (the “Facilities Agreement”) dated as of October 2, 2015 between AAC Holdings, Inc. (the “Borrower”), and the Guaranteed Parties, the Guaranteed Parties have agreed to make Loans to Borrower;

WHEREAS, Borrower directly or indirectly holds all of the equity interests in Guarantor;

WHEREAS, in order to induce the Guaranteed Parties to enter into the Facility Agreement and to make the Loans to Borrower, Guarantors have agreed to guaranty the Obligations (as defined below) in accordance with the terms set forth in this Guaranty,

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantors hereby agree with the Guaranteed Parties as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions

(a) Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Facility Agreement.

(b) The following terms shall have the following meanings:

“Event of Default” means (i) an “Event of Default” as such term is defined in the Facility Agreement, or (ii) the failure of any Guarantor to observe the provisions of this Guaranty.

“Guaranty” means this guaranty, as the same may be amended or supplemented from time to time.

“Obligations” mean the collective reference to all obligations and liabilities of the Borrower to the Guaranteed Parties under the Facility Agreement and the other Loan Documents, as amended from time to time, respectively (including, without limitation, default interest accruing at the then applicable rate provided in the Facility Agreement and interest accruing at the then applicable rate after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Borrower, and post-filing or post-petition interest), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Facility Agreement and the other Loan Documents, or any other document executed and delivered in connection therewith, in each case whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Guaranteed Parties that are required to be paid by Borrower pursuant to the terms of any of the foregoing agreements).

“Person” shall mean and include an individual, a partnership, a corporation, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

1.2 Other Definitional Provisions.

The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and Section references are to this Guaranty unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. GUARANTY

2.1 Guaranty. Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Parties, the prompt and complete payment and performance by Borrower of the Obligations.

2.2 Nature of Guaranty. Each Guarantor’s liability under this Guaranty shall be unlimited, open and continuous as to the Obligations until the Obligations are paid and performed in full and the Facility Agreement is terminated. Each Guarantor intends to guaranty the performance and prompt payment of the Obligations when due, whether at maturity or earlier by reason of acceleration or otherwise. Accordingly, no payments made upon the Obligations will discharge or diminish the continuing liability of Guarantors in connection with any remaining portions of the Obligations which subsequently arise or is thereafter incurred. No payment made by Borrower, or any other Person or received or collected by the Guaranteed Parties from Borrower, or any other Person by virtue of any action or other proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder and each Guarantor shall, notwithstanding any such payment (other than payment and performance in full of the Obligations), remain liable for the Obligations until the Obligations are paid and performed in full and the Facility Agreement is terminated.

2.3 Duration of Guaranty. This Guaranty will take effect when received by the Guaranteed Parties without the necessity of any acceptance by the Guaranteed Parties, or any notice to Guarantors, and will continue in full force until the Obligations shall have been fully paid and satisfied and the Facility Agreement has been terminated and all other obligations of Guarantors under this Guaranty shall have been performed in full. All renewals, extensions, substitutions, and modifications of the Obligations, release of any other guarantor or termination of any other guaranty of the Obligations shall not affect the liability of Guarantors under this Guaranty. This Guaranty is irrevocable and is binding upon Guarantors and Guarantors’ successors and assigns so long as any of the Obligations remain unpaid.

2.4 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Guaranteed Parties, no Guarantor shall be entitled to be subrogated to any of the rights of the Guaranteed Parties against Borrower or any other guarantor or guaranty or right of offset held by the Guaranteed Parties for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from Borrower or any other guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Guaranteed Parties by Borrower on account of the Obligations are paid in full and the Facility Agreement has been terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Guaranteed Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Guaranteed Parties in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Guaranteed Parties, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Guaranteed Parties may determine.

2.5 Amendments, Etc. With Respect to The Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment or performance of any of the Obligations made by the Guaranteed Parties may be rescinded by the Guaranteed Parties and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Guaranteed Parties, and the Facility Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Guaranteed Parties may deem advisable from time to time, and any guaranty or right of offset at any time held by the Guaranteed Parties for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.

2.6 Guaranty Absolute and Unconditional. Each Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Guaranteed Parties upon the guaranty contained in this Section 2 or acceptance of the guaranty contained in this Section 2; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guaranty contained in this Section 2; and all dealings between Borrower and Guarantors, on the one hand, and the Guaranteed Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guaranty contained in this Section 2. Each Guarantor hereby waives, to the extent permitted by law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Borrower or Guarantor with respect to the Obligations. Each Guarantor understands that the guaranty contained in this Section 2 shall be construed as a continuing, absolute and unconditional guaranty of payment and performance without regard to (a) the validity or enforceability of the Facility Agreement and the other Loan Documents, any of the Obligations or any other guaranty or right of offset with respect thereto at any time or from time to time held by the Guaranteed Parties, (b) any defense, set-off or counterclaim (other than a defense of actual payment and performance of all Obligations) which may at any time be available to or be asserted by Borrower or any other Person against the Guaranteed Parties, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Borrower for the Obligations, or of Guarantors under the guaranty contained in this Section 2, in bankruptcy or in any other instance (other than a defense of actual payment and performance of the Obligations). When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against Guarantors, the Guaranteed Parties may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as they may have against Borrower or any other Person or against any other guaranty for the Obligations or any right of offset with respect thereto, and any failure by the Guaranteed Parties to make any such demand, to pursue such other rights or remedies or to collect any payments from Borrower or any other Person or to realize upon any such other guaranty or to exercise any such right of offset, or any release of Borrowers or any other Person or any such other guaranty or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Parties against any Guarantor.

The obligations of the Guarantors are principal and independent obligations from the obligations of the parties to the Facility Agreement and the other Loan Documents or any other agreement. The Guarantors shall not, in order to delay or to avoid the unconditional and immediate performance of its obligations under this Guaranty, invoke any defense or exception relating to or resulting from any current or future relationships (including legal relationships) nor any contentious or non-contentious claims, between Borrower and the Guaranteed Parties or any other third party, or any other challenge of Borrower or of a third party (other than a defense of actual payment and performance of the Obligations).

2.7 Reinstatement. The guaranty contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Guaranteed Parties upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower, Guarantor or any other guarantor of the Obligations, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for Borrower, any Guarantor or any other guarantor of the Obligations or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.8 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Guaranteed Parties without set-off or counterclaim in U.S. dollars at the address set forth in the Facility Agreement and the other Loan Documents or by wire transfer pursuant to instructions provided to Guarantors by the Guaranteed Parties.

SECTION 3. REPRESENTATIONS AND WARRANTIES

Each Guarantor represents and warrants to the Guaranteed Parties that as of the date hereof and subject in all respects to the information set forth on Schedule 3.1 attached to the Facility Agreement and incorporated herein by reference:

3.1 Organization and Subsidiaries. Each Guarantor is a legal entity duly organized and validly existing under the laws of its jurisdiction of formation set forth on the signature page of this Guaranty and has all requisite power and authority to carry on its business as now conducted and own its properties.

3.2 Authorization. Each Guarantor has full power and authority and has taken all requisite action necessary for (i) the authorization, execution and delivery of this Guaranty and (ii) authorization of the performance of all obligations of each Guarantor hereunder. This Guaranty constitutes legal, valid and binding obligations of each Guarantor, enforceable against each Guarantor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

3.3 Consents. The execution, delivery and performance by any Guarantor of this Guaranty require no consent of, action by or in respect of, or filing with, any Person other than those that have been made or obtained.

3.4 No Conflict, Breach, Violation or Default; Compliance with Law. The execution, delivery and performance of this Guaranty by each Guarantor will not conflict with or result in a breach or violation of any of the provisions of, or constitute a default under, any Guarantor’s organizational documents as in effect on the date hereof. Except for any violation or breach that would not reasonably be expected to have a Material Adverse Effect, each Guarantor (i) is not in violation of any statute, rule or regulation applicable to it or its assets, (ii) is not in violation of any judgment, order or decree applicable to it or its assets, and (iii) is not in breach or violation of any agreement to which it or its assets are a party or are bound or subject. No Guarantor has received notice from any Person of any claim or investigation that, if adversely determined, would render the preceding sentence untrue or incomplete.

3.5 No Limitation of Guaranty. No representations, warranties or agreements of any kind have been made to or with any Guarantor that would limit or qualify in any way the terms of this Guaranty.

3.6 Request. This Guaranty is executed at request of Borrower and not at the request of the Guaranteed Parties.

3.7 Obtaining Information. Each Guarantor has established adequate means of obtaining from Borrower on a continuing basis information regarding Borrower’s financial condition.

3.8 Solvency. Each Guarantor (i) is capable of paying its debts as they fall due, has not admitted in writing its inability to pay its debts as they fall due, (ii) is not bankrupt or insolvent or deemed to be bankrupt or insolvent under applicable law and (iii) has not taken action, and no such action has been taken by a third party, for its winding up, dissolution, or liquidation, examinership or similar executory or judicial proceeding or for the appointment of a liquidator, custodian, receiver, trustee, administrator, examinership or other similar officer for it or any or all of its assets or revenues.

3.9 Litigation Matters. There are no actions, suits or other proceedings by or before any arbitrator or governmental authority pending against or threatened against or affecting any Guarantor which would have a Material Adverse Effect.

3.10 Compliance with Laws and Agreements. Each Guarantor is in compliance with all laws applicable to it or its property and all agreements binding upon it or its property except where such noncompliance would not reasonably be expected to have a Material Adverse Effect.

3.11 Taxes. Each Guarantor has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid, except taxes that are being contested in good faith by appropriate proceedings and for which it has set aside on its books adequate reserves.

3.12 Disclosure. None of the written reports on financial or other information, in each case furnished by any Guarantor to Guaranteed Parties in connection with the negotiation of this Guaranty (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

The provisions of Section 3.1 of the Facility Agreement applicable to Guarantors are incorporated herein by reference, mutatis mutandis, such incorporation to continue after the termination of the Facility Agreement until the Obligations are repaid in full.

SECTION 4. COVENANTS

The provisions of Sections 5.1 and 5.2 of the Facility Agreement applicable to Guarantors are incorporated herein by reference, mutatis mutandis, such incorporation to continue after the termination of the Facility Agreement until the Obligations are repaid in full.

SECTION 5. WAIVERS; SUBORDINATION

5.1 Guarantor’s Waivers.

(a) Guaranteed Parties’ Actions. Each Guarantor waives any right to require the Guaranteed Parties to resort for payment from, or to proceed directly or at once against, any Person, including Borrower or any other guarantor.

(b) Guarantor’s Rights and Defenses. Each Guarantor also waives any and all rights or defenses arising by reason of (i) any law that may prevent the Guaranteed Parties from bringing any action, including a claim for deficiency, against any Guarantor, before or after the commencement or completion of any foreclosure action, either judicially or by exercise of a power of sale, (ii) any election of remedies by the Guaranteed Parties which destroys or otherwise adversely affects any Guarantor’s subrogation rights or any Guarantor’s rights to proceed against Borrower for reimbursement, including without limitation, any loss of rights any Guarantor may suffer by reason of any law limiting, qualifying, or discharging the Obligations, (iii) any disability or other defense of Borrower, of any other guarantor, or of any other Person, or by reason of the cessation of Borrower’s liability from any cause whatsoever, other than payment and performance in full of the Obligations, (iv) any statute of limitations, if at the time any action or other suit brought by the Guaranteed Parties against any Guarantor is commenced there are outstanding Obligations which are not barred by any applicable statute of limitations, or (v) any defenses given to guarantors at law or in equity other than actual payment and performance of the Obligations.

(c) No Set-off, Counterclaim, Etc. Each Guarantor further waives and shall not assert or claim at any time any deductions to the amount guaranteed under this Guaranty for any claim of set-off, counterclaim, counter demand, recoupment or similar right.

5.2 Guarantors’ Understanding With Respect to Waivers. Each of the waivers set forth herein is made with Guarantors’ full knowledge of its significance and consequences and that, under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any such waiver is determined to be contrary to any applicable law or public policy, such waiver shall be effective only to the extent permitted by law or public policy.

5.3 Subordination of Debts to Guarantors. The Obligations shall be prior to any claim that any Guarantor may now have or hereafter acquire against Borrower, whether or not Borrower becomes insolvent. Each Guarantor hereby expressly subordinates to the Obligations any claim any Guarantor may have against Borrower, upon any account whatsoever (including without limitation all intercompany obligations owing to any Guarantor from Borrower), to any claim that the Guaranteed Parties may now or hereafter have against Borrower; provided, however, that Borrower may make payments on, and each Guarantor may receive payments with respect to, such claims that represent bona fide claims for money lent to, property transferred to, or services performed for, Borrower in the ordinary course of the business of such Guarantor. In the event of any dissolution, winding up, liquidation, readjustment, reorganization or similar proceedings, through bankruptcy, by an assignment for the benefit of creditors, by voluntary liquidation, or otherwise, the assets of Borrower applicable to the payment of the claims of both the Guaranteed Parties and any Guarantor shall be paid to the Guaranteed Parties until payment in full of the Obligations.

SECTION 6. MISCELLANEOUS

6.1 Amendments In Writing. None of the terms or provisions of this Guaranty may be amended, supplemented or otherwise modified except by an instrument in writing signed by Guarantors and the Guaranteed Parties, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

6.2 Notices. All notices, requests and demands to or upon the Guarantors and the Guaranteed Parties shall be effected in the manner provided for in the Facility Agreement with respect to the Guaranteed Parties, and with respect to Guarantor on the signature page of this Guaranty.

6.3 No Waiver By Course Of Conduct; Cumulative Remedies. The Guaranteed Parties shall not by any act (except by a written instrument pursuant to Section 6.1), be deemed to have waived any right, power or privilege hereunder or to have acquiesced in any Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Guaranteed Parties, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Guaranteed Parties of any right, power or privilege hereunder on any one occasion shall not be construed as a bar to any right, power or privilege that the Guaranteed Parties would otherwise have on any future occasion. The rights, powers and privileges hereunder provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights and remedies provided by law.

6.4 Enforcement Expenses; Indemnification

(a) If any amount owing to the Guaranteed Parties under this Guaranty shall be collected through enforcement thereof, any refinancing or restructuring in the nature of a work-out, settlement, negotiation, or any process of law, or shall be placed in the hands of third Persons for collection, Guarantors shall pay (in addition to all monies then due or otherwise payable under this Guaranty) all reasonable and documented out-of-pocket attorneys’ and other fees and expenses incurred in respect of such collection.

(b) Guarantors shall pay, and save the Guaranteed Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Guaranty except for those arising from any Guaranteed Party’s gross negligence or willful misconduct.

(c) The agreements in this Section shall survive repayment of the Obligations and termination of the Facility Agreement.

6.5 Successors And Assigns. This Guaranty shall be binding upon the successors of Guarantors and shall inure to the benefit of the Guaranteed Parties; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guaranty without the written consent of the Guaranteed Parties and their successors and assigns.

6.6 Set-Off. Each Guarantor hereby irrevocably authorizes the Guaranteed Parties at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to any Guarantor or any other guarantor of the Obligations, any such notice being expressly waived by each Guarantor, to set-off and appropriate and apply any and all amounts, credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Guaranteed Parties to or for the credit or the account of any Guarantor, or any part thereof, in such amounts as the Guaranteed Parties may elect, against and on account of the Obligations, whether or not the Guaranteed Parties has made any demand for payment and although the Obligations may be contingent or unmatured. The Guaranteed Parties shall notify Guarantors promptly of any such set-off and the application made by the Guaranteed Parties of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Guaranteed Parties under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Guaranteed Parties may have.

6.7 Facsimile. This Guaranty may be executed by facsimile.

6.8 Severability. Any provision of this Guaranty which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.9 Section Headings. The Section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

6.10 Integration. This Guaranty represents the agreement of Guarantors and the Guaranteed Parties with respect to the subject matter hereof.

6.11 Acknowledgements. Each Guarantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Guaranty;

(b) the Guaranteed Parties have no fiduciary relationship with or duty to Guarantor arising out of or in connection with this Guaranty or otherwise, and the relationship between any Guarantor, on the one hand, and the Guaranteed Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby among any Guarantor and the Guaranteed Parties.

6.12 Applicable Law and Consent to Non-Exclusive Delaware Jurisdiction.

(a) This Guaranty shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

(b) Guarantors and the Guaranteed Parties hereby irrevocably agree that any legal action, suit or other proceeding arising out of this Guaranty may be brought in the state and federal courts sitting in the City of New York, borough of Manhattan. Each Guarantor irrevocably consents to the service of any process in any such legal action, suit or other proceeding by the mailing of copies of such process to it at its address specified in Section 6.2 by registered mail, return receipt requested. By the execution and delivery of this Guaranty, each Guarantor hereby irrevocably consents and submits to the jurisdiction of any such court in any such action, suit or other proceeding. Final judgment against any Guarantor in any such action, suit or other proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment. Nothing contained in this Guaranty shall affect the right of the Guaranteed Parties to commence legal proceedings in any court having jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon any Guarantor in any manner authorized by the laws of any such jurisdiction.

(c) Each Guarantor irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any action, suit or other proceeding arising out of or relating to this Guaranty, brought in the state and federal courts sitting in the City of New York, borough of Manhattan, and any claim that any such action, suit or other proceeding brought in any such court has been brought in an inconvenient forum.

(d) GUARANTORS AND THE GUARANTEED PARTIES HEREBY WAIVE ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING ARISING OUT OF THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(e) To the extent that any Guarantor, in any suit, action or other proceeding brought in any court arising out of or in connection with this Guaranty shall be entitled to the benefit of any provision of law requiring any party in such suit, action or other proceeding to post security for the costs of another party, or to post a bond or to take similar action, such Guarantor hereby irrevocably waives such benefit, in each case to the fullest extent now or hereafter permitted under any applicable law.

6.13 Currency. All amounts owing under this Guaranty shall be paid in United States Dollars.

6.14 Taxes, Duties and Fees. The provisions of Section 2.6 of the Facility Agreement are incorporated herein with respect to payments by the Guarantors under this Guaranty, mutatis mutandis, such incorporation to continue after termination of the Facility Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Guaranty to be duly executed and delivered as of the date first above written.

GUARANTORS:

AMERICAN ADDICTION CENTERS, INC., a Nevada corporation

By:
Name:	Michael T. Cartwright
Title:	Chairman and Chief Executive Officer

FORTERUS HEALTH CARE SERVICES, INC., a Delaware corporation
SAN DIEGO ADDICTION TREATMENT CENTER, INC., a Delaware corporation

By:
Name:	Michael T. Cartwright
Title:	Chairman

B&B HOLDINGS INTL LLC, a Florida limited liability company
GREENHOUSE TREATMENT CENTER, LLC, a Texas limited liability company
CONCORDE TREATMENT CENTER, LLC, a Nevada limited liability company
SINGER ISLAND RECOVERY CENTER, LLC, a Florida limited liability company
RECOVERY FIRST OF FLORIDA, LLC, a Delaware limited liability company
RI – CLINICAL SERVICES, LLC, a Delaware limited liability company
NEW JERSEY ADDICTION TREATMENT CENTER, LLC, a Delaware limited liability company
LAGUNA TREATMENT HOSPITAL, LLC, a Delaware limited liability company
OXFORD TREATMENT CENTER, LLC, a Delaware limited liability company
RIVER OAKS TREATMENT CENTER, LLC, a Delaware limited liability company
SOBER MEDIA GROUP, LLC, a Delaware limited liability company

By:
Name:	Michael T. Cartwright
Title:	Manager

REFERRAL SOLUTIONS GROUP, LLC, a California limited liability company

TAJ MEDIA LLC, a California limited liability company

By: Sober Media Group, LLC, its sole member

By:
Name:	Michael T. Cartwright
Title:	Manager

RECOVERY BRANDS, LLC, a California limited liability company

By: Referral Solutions Group, LLC, its sole member

By:
Name:	Michael T. Cartwright
Title:	Chairman

SUBSTANCE.COM, LLC, a New York limited liability company

By: Recovery Brands, LLC, its sole member

By:
Name:	Michael T. Cartwright
Title:	Chairman

FITRX, LLC, a Tennessee limited liability company
AAC LAS VEGAS OUTPATIENT CENTER, LLC, a Delaware limited liability company
AAC DALLAS OUTPATIENT CENTER, LLC, a Delaware limited liability company
ADDICTION LABS OF AMERICA, LLC, a Delaware limited liability company
CLINICAL REVENUE MANAGEMENT SERVICES, LLC, a Tennessee limited liability company

By: American Addiction Centers, Inc., its sole member

By:
Name:	Michael T. Cartwright
Title:	Chairman and Chief Executive Officer

BEHAVIORAL HEALTHCARE REALTY, LLC, a Delaware limited liability company
CONCORDE REAL ESTATE, LLC, a Nevada limited liability company
GREENHOUSE REAL ESTATE, LLC, a Texas limited liability company
BHR ALISO VIEJO REAL ESTATE, LLC, a Delaware limited liability company
BHR RINGWOOD REAL ESTATE, LLC, a Delaware limited liability company
BHR OXFORD REAL ESTATE, LLC, a Delaware limited liability company

By:
Name:	Michael T. Cartwright
Title:	Manager

THE ACADEMY REAL ESTATE, LLC, a Delaware limited liability company

By: Behavioral Healthcare Realty, LLC, its sole member

By:
Name:	Michael T. Cartwright
Title:	Manager

PALM BEACH PROFESSIONAL GROUP, PROFESSIONAL CORPORATION, a Florida professional corporation
LAS VEGAS PROFESSIONAL GROUP – CALARCO, P.C., a Nevada professional corporation
GRAND PRAIRIE PROFESSIONAL GROUP, P.A., a Texas professional association
OXFORD PROFESSIONAL GROUP, P.C., a Mississippi professional corporation

By:
Name:	Mark A. Calarco
Title:	President, Secretary and Treasurer

BRENTWOOD PROFESSIONAL GROUP, P.C., a Tennessee professional corporation

By:
Name:	Mark A. Calarco
Title:	President and Secretary

SAN DIEGO PROFESSIONAL GROUP, P.C., a California professional corporation

By:
Name:	Mark A. Calarco
Title:	President, Secretary and Chief Financial Officer

Address: c/o AAC Holdings, Inc.
115 East Park Drive, Second Floor
Brentwood, Tennessee 37037
Attention: Kirk M. Manz, Chief Financial Officer
Fax: (615) 649-4737
Email: Kmanz@contactacc.com

Schedule 3.1(h)

On July 29, 2015, the Superior Court of the State of California court unsealed a criminal indictment returned by a grand jury against Borrower’s subsidiaries ABTTC, Inc. dba A Better Tomorrow Treatment Centers, American Addiction Centers, Inc., f/k/a Forterus, Inc. and Forterus Health Care Services, Inc., Jerrod N. Menz, the former President of Borrower and former member of Borrower’s Board of Directors, as well as a current facility-level employee and three former employees. The indictment was returned in connection with a criminal investigation by the California Department of Justice and charged the corporate defendants and four of the individual defendants with second-degree murder and charged all defendants with dependent adult abuse in connection with the death of a client in 2010 at a former location operated by ABTTC, Inc. prior to the existence of Borrower.

Schedule 3.1(j)

On June 1, 2015, Borrower filed a Current Report on Form 8-K disclosing the results of its 2015 annual meeting of stockholders (the “Form 8-K”). The Form 8-K was due on or before May 26, 2015.

Schedule 3.1(n)

The following trademark applications are pending with the USPTO:

DATE FILED	MARK UNDER REVIEW	APPLICATION NUMBER
04/02/15	I CALLED	86585140
07/21/15	HOPE FOR HEROES	86699914
07/21/15	DON’T JUST DREAM ABOUT A BETTER LIFE, LIVE IT	86699936
07/21/15	RIVEROAKS	86699966

Schedule 3.1(q)

None

Schedule 3.1(u)

Loan Party	Subsidiary
AAC Holdings, Inc.	American Addiction Centers, Inc.

American Addiction Centers, Inc.	ABTTC, Inc.
Addiction Labs of America, LLC
Behavioral Healthcare Realty, LLC
Clinical Revenue Management Services, LLC
Concorde Treatment Center, LLC
FitRx, LLC
Forterus Health Care Services, Inc.
Greenhouse Treatment Center, LLC
San Diego Addiction Treatment Center, Inc.
AAC Dallas Outpatient Center, LLC
AAC Las Vegas Outpatient Center, LLC
Recovery First of Florida, LLC
RI – Clinical Services, LLC
New Jersey Addiction Treatment Center, LLC
Laguna Treatment Hospital, LLC
Oxford Treatment Center, LLC
River Oaks Treatment Center, LLC
Sober Media Group, LLC
B&B Holdings Intl LLC

Sober Media Group, LLC	Referral Solutions Group, LLC
Taj Media LLC

Referral Solutions Group, LLC	Recovery Brands, LLC

Recovery Brands, LLC	Substance.com, LLC

B&B Holdings Intl LLC	Singer Island Recovery Center LLC
Hamilton Medically Assisted Treatment Associates, LLC
Leading Edge Recovery Center, LLC
The Heights Supportive Housing, LLC

Behavioral Healthcare Realty, LLC	Concorde Real Estate, LLC
Greenhouse Real Estate, LLC
The Academy Real Estate, LLC
BHR Aliso Viejo Real Estate, LLC
BHR Ringwood Real Estate, LLC
BHR Oxford Real Estate, LLC

The following Professional Corporations are 100% owned by Mark A. Calarco, D.O.

•	San Diego Professional Group, P.C.

•	Palm Beach Professional Group, Professional Corporation

•	Las Vegas Professional Group – Calarco, P.C.

•	Brentwood Professional Group, P.C.

•	Grand Prairie Professional Group, P.A.

•	Oxford Professional Group, P.C.

Schedule 3.1(v)

As of the date of the Agreement, Borrower has 22,409,311 shares of common stock, $0.001 par value per share, outstanding.

As of the date of the Agreement, there are no outstanding options, warrants, agreements, contracts or other rights to purchase or acquire from Borrower or any Subsidiary of Borrower any shares of capital stock of Borrower or any Subsidiary of Borrower. Notwithstanding the foregoing, Borrower intends to grant equity awards pursuant to the AAC Holdings, Inc. 2014 Equity Incentive Plan and equity purchases will continue in the ordinary course through participation in the AAC Holdings, Inc. Employee Stock Purchase Plan.